                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549



                                   FORM U5S



                                 ANNUAL REPORT
                     For the Year Ended December 31, 1998



       Filed pursuant to the Public Utility Holding Company Act of 1935 by


                          GPU, INC. (File No. 30-126)
             300 Madison Avenue, Morristown, New Jersey 07962-1911

                                   GPU, INC.
                                   FORM U5S
              ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1998
              --------------------------------------------------

                               TABLE OF CONTENTS
                              -----------------

  Item
   No.                       Title                               Page
  ----      ------------------------------------------------     ----
    1.      System Companies and Investments Therein              1-5

    2.      Acquisitions or Sales of Utility Assets                 6

    3.      Issue, Sale, Pledge, Guarantee or Assumption
            of System Securities                                  7-9

    4.      Acquisition, Redemption or Retirement of
            System Securities                                   10-12

    5.      Investments in Securities of Nonsystem Companies       13

    6.      Officers and Directors                              14-26

    7.      Contributions and Public Relations                  27-28

    8.      Service, Sales and Construction Contracts           29-32

    9.      Wholesale Generators and Foreign Utility Companies  33-53

   10.      Financial Statements and Exhibits:

               Consolidating Financial Statements,
               Schedules and Notes                              54-68
               ----------------------------------

               Exhibits                                        69-107
               --------

            Signature Page                                        108

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998

                                               Number of Common Shares
                                                or Principal Amount        % of (a)        Issuer           Owner's
              Name of Company                         Owned              Voting Power    Book Value       Book Value
------------------------------------------     ----------------------    ------------    ----------       ----------
GPU, Inc. (GPU):

 Jersey Central Power & Light Company

  (JCP&L)(b)                                       15,371,270 shs.           100%      $1,557,073,248   $1,557,073,248
  JCP&L Preferred Capital, Inc.                           100 shs.           100           16,944,521       16,944,521
   JCP&L Capital L.P.                                      (i)               100            3,866,079        3,866,079
 Metropolitan Edison Company
  (Met-Ed)(b)(c)(x)                                   859,500 shs.           100          687,059,485      687,059,485
  York Haven Power Company                                500 shs.           100           17,512,472       17,512,472
  Met-Ed Preferred Capital, Inc.                          100 shs.           100           13,572,967       13,572,967
   Met-Ed Capital L.P.                                     (i)               100            3,092,899        3,092,899
 Pennsylvania Electric Company
  (Penelec)(b)(c)(x)                                5,290,596 shs.           100          767,305,124      767,305,124
  Nineveh Water Company                                     5 shs.           100            1,536,396        1,536,396
  Waverly Electric Light & Power Company                  600 shs.           100               60,000           15,000
  Penelec Preferred Capital, Inc.                         100 shs.           100           14,253,004       14,253,004
   Penelec Capital L.P.                                    (i)               100            3,247,524        3,247,524
 GPU Service, Inc. (GPUS) (d)                           5,000 shs.           100           (3,883,068)      (3,883,068)
 GPU Nuclear, Inc. (GPUN) (e)                           2,500 shs.           100               50,000           50,000
 GPU Generation, Inc. (Genco)                           2,500 shs.           100             (166,340)        (166,340)
 GPU Advanced Resources, Inc. (GPU AR) (v)                100 shs.           100               88,913           88,913
 GPU Telcom Services, Inc. (GPU Telcom)
  (s)                                                     100 shs.           100            5,063,503        5,063,503
 GPU International, Inc. (GPUI) (f)                       100 shs.           100          143,873,682      132,946,248
  Elmwood Energy Corporation (f)                           10 shs.           100           11,155,646       11,155,646
   Prime Energy Limited Partnership (f)                    (j)                50           22,399,840       11,234,456
  Camchino Energy Corporation (f)                         100 shs.           100            2,616,627        2,616,625
   OLS Power Limited Partnership (f)                    (j)(w)                 1           (5,077,301)               -
     OLS Acquisition Corporation (f)                      100 shs.           100           (4,965,396)      (4,965,396)
       OLS Energy - Chino (f)                           1,000 shs.           100           (1,056,595)      (1,056,595)
       OLS Energy - Camarillo (f)                       1,000 shs.           100           (4,241,407)      (4,241,407)
  Geddes II Corporation (g)                               100 shs.           100                    -                -
  Geddes Cogeneration Corporation (f)(g)                  100 shs.           100           22,279,598       19,381,138
   Onondaga Cogeneration Limited
    Partnership (f)(g)                                     (i)               100          (11,839,812)      11,394,874
  EI Selkirk, Inc. (f)                                  1,000 shs.           100           25,919,636       25,919,636
   Selkirk Cogeneration Partners Limited
    Partnership (f) (g)                                    (n)                19          (46,810,489)       9,040,049
  EI Canada Holding Limited (g)                         1,000 shs.           100             (101,021)        (101,021)
   EI Services Canada Limited (g)                       1,000 shs.           100              (91,117)         (94,923)

ITEM 1.   SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998

                                                          Number of Common Shares
                                                            or Principal Amount      % of (a)         Issuer     Owner's
                     Name of Company                             Owned              Voting Power   Book Value   Book Value
--------------------------------------------------------  -----------------------   ------------   -----------  -----------
    NCP Energy, Inc. (f)                                         1,000 shs.              100        8,720,988    8,720,988
      Syracuse Orange Partners L.P. (f)                             (p)                    5       21,692,098     (179,939)
        Project Orange Associates L.P. (f)                          (q)                    4       16,507,613   21,746,061
    NCP Lake Power Inc. (f)                                      1,000 shs.              100          139,086      139,086
    NCP Gem, Inc. (f)                                            1,000 shs.              100        3,376,737    3,376,737
      Lake Investment, L.P. (f)                                     (l)                  100          442,645      438,216
        Lake Cogen, Ltd. (f)                                        (m)                   50       16,796,035    9,024,225
    GPUI Lake Holdings, Inc. (Inactive)                            100 shs.              100              100          100
    GPUI Holdings Inc. (g)(Inactive)                               100 shs.              100              100          100
    NCP Pasco, Inc. (f)                                          1,000 shs.              100       13,396,484   13,396,484
    NCP Dade Power, Inc. (f)                                     1,000 shs.              100          434,703      434,703
      Dade Investment, L.P. (f)                                     (l)                  100       14,788,016   14,788,016
        Pasco Cogen, Ltd. (f)                                       (j)                   50       28,514,554   15,127,619
    NCP Houston Power Inc. (f)                                     100                   100        7,722,032    7,722,032
    NCP Perry Inc. (f)                                             100                   100       10,735,469   10,735,469
      Mid Georgia Cogeneration L.P. (f)                             (j)                   50       36,623,578   18,910,217
    NCP New York Inc. (f)                                        1,000                   100                -            -
    EI Fuels Corporation                                           100                   100                -            -
    EI Services, Inc.                                              100                   100              100          100
    GPU Solar, Inc. (t)                                             50                    50          132,843      166,447
    NCP Ada Power, Inc. (f) (Inactive)                           1,000 shs.              100          273,554      273,554
    NCP Commerce Power, Inc. (f)                                 1,000 shs.              100                -            -
    Umatilla Groves, Inc. (f) (Inactive)                         1,000 shs.              100                -            -
    NCP Brooklyn Power, Inc.                                     1,000 shs.              100                -            -
    Armstrong Energy Corporation (f) (Inactive)                    100 shs.              100                -            -
      AEC/REF-Fuel, Limited Partnership (f) (Inactive)              (k)                  100                -            -
  GPU Power, Inc. (GPU Power) (g)                                1,000 shs.              100       98,641,773   98,619,165
    Guaracachi America, Inc. (g)                                   100 shs.              100       35,480,058   35,480,058
      Empresa Guaracachi S.A. (g)                              822,779 shs.               50       88,550,017   51,087,609
    EI Barranquilla, Inc. (g)                                      100 shs.              100       27,368,027   27,368,027
      Termobarranquilla S.A. (g)                               420,592 shs.               26      113,719,000   29,956,188
    Barranquilla Lease Holding, Inc. (g)                           100 shs.              100           85,082       85,082
      Los Amigos Leasing Company, Ltd. (g)                      12,000 shs.              100       (3,891,474)  (4,064,892)
    EI International (g)                                           100 shs.              100          123,641      123,641
      GPUI Colombia, Ltda. (g)                                     100 shs.              100           29,843       29,843

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998 (Continued):

                                                         Number of Common Shares
or Principal Amount                                              % of (a)             Issuer        Owner's
Name of Company                                                   Owned            Voting Power    Book Value      Book Value
-------------------------------------------------------  ------------------------  ------------  --------------  --------------
    GPU Power Philippines, Inc. (g)                              100 shs.               100                100             100
      Magellan Utilities Development Corporation (g)          17,264 shs.                13                  -               -
    GPU International Asia, Inc. (g)                             100 shs.               100           (230,227)       (231,166)
    GPU Power Ireland, Inc. (g)                                  100 shs.               100                  -               -
    Hanover Energy Corporation (g) (Inactive)                    100 shs.               100                  -               -
    EI Power (China) II, Inc. (g) (Inactive)                     100 shs.               100                  -               -
      Nanjing Power Partners, L.P. (g) (Inactive)                 (j)                    50                  -               -
    EI Power (China) III, Inc. (g) (Inactive)                    100 shs.               100                  -               -
      Zhuang He Power Partners, L.P. (g) (Inactive)               (j)                    50                  -               -
    Austin Cogeneration Corporation (g)(l)                       100 shs.               100                  -               -
      Austin Cogeneration Partners, L.P.(g)                       (l)                   100                  -               -
    International Power Advisors, Inc. (g) (Inactive)            100 shs.               100            108,433         108,433
GPU Capital, Inc. (GPU Capital) (v)                              100 shs.               100         56,134,022     347,135,290
    GPU Electric, Inc. (GPU Electric)                            100 shs.               100        318,096,393      56,254,027
      GPU Brasil, Inc.                                           100 shs.               100                  -               -
        GPU do Brasil, Ltda                                    1,000 shs.               100                  -               -
          GPU Sao Paulo, SA                                    1,000 shs.               100                  -               -
      GPU Argentina Holdings, Inc.                               100 shs.               100                  -               -
      GPU Australia Holdings, Inc. (h)                           100 shs.               100         91,363,730      91,363,730
        GPU GasNet Pty Ltd.                                      100 shs.               100                  -               -
          GPU GasNet Tradings Pty Ltd.                           100 shs.               100                  -               -
        Victoria Electric Holdings, Inc.                         100 shs.               100         18,679,874      18,679,874
          Victoria Electric, Inc. (h)                            100 shs.               100        140,840,559     140,963,954
        Austran Holdings, Inc.                                   100 shs.               100        233,335,437     233,335,437
          GPU PowerNet Pty Ltd. (h)                       10,000,000 shs.               100          2,227,638       2,213,124
          Austran Investment, Pty Ltd.                            (u)                   100      1,178,667,875   1,178,669,750
          GPU PowerNet Investments, Pty Ltd.                      (u)                   100        385,746,560     196,730,697
      GPU International Australia Pty Ltd.                10,000,000 shs.               100            125,846         125,846
      EI UK Holdings, Inc.                                       100 shs.               100        215,589,473     215,589,473
        Avon Energy Partners Holdings                        660,000 shs.                50      1,117,800,000     575,619,519
          Avon Energy Partners plc                           660,000 shs.               100      2,495,200,000   2,527,300,000
            Midlands Electricity plc (h)                 392,572,556 shs.               100      2,527,000,000   2,494,900,000
              Midlands Power International Ltd.           60,000,000 shs.               100                  -               -

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998 (Continued):

Notes:    (a)   Sets forth the percentage of voting securities held directly or indirectly by GPU, Inc.

          (b) The business of these electric utility subsidiaries consists primarily of the generation, transmission, distribution and sale of electricity.

                These utility subsidiaries collectively own all of the common stock of Saxton Nuclear Experimental Corporation, a Pennsylvania nonprofit corporation organized for nuclear experimental purposes which is now inactive. The carrying value of the owners' investment has been written down to a nominal value.

          (c) Met-Ed and Penelec are exempt as holding companies under Section 3(a) and Rule 2 of the Public Utility Holding Company Act of 1935 (the Act).

          (d) Provides corporate services to the electric utility subsidiaries.

          (e) Operates, maintains and manages the nuclear units of the electric utility subsidiaries.

          (f) These subsidiaries are independent power producers, which participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and operating nonutility qualifying facilities.

          (g) These subsidiaries are exempt wholesale generators (EWG) under the provisions of Section 32 of the Act. These subsidiaries participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and operating generation facilities, both domestically and in foreign countries, the electric energy from which is sold exclusively at wholesale.

          (h) These subsidiaries are foreign utility companies (FUCO) under the provisions of Section 33 of the Act. These subsidiaries participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and operating generation, transmission and distribution facilities in foreign countries.

          (i)   A 100% General Partnership interest.

          (j)   A 1% General Partnership and a 49% Limited Partnership interest.

          (k)   A 50% General Partnership interest.

          (l)   A 1% General Partnership and a 99% Limited Partnership interest.

          (m) A 1% General Partnership and a 48.9% Limited Partnership interest.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998 (Continued):


          (n) A 13.55% preferred equity interest and a 19% common equity interest.

          (o)   A 75% General Partnership interest.

          (p)   A 5% Limited Partnership interest.

          (q)   A 4% Limited Partnership interest.

          (r) GPU Advanced Resources, Inc. lines of business include energy services and retail energy sales.

          (s) GPU Telcom is an exempt telecommunications company that is involved in telecommunications infrastructure.

          (t) GPU Solar, L.L.C. was merged with and into GPU Solar, Inc., a Delaware corporation on March 26, 1998.

          (u)   These subsidiaries are 100% owned trusts.

          (v) On October 9, 1998, GPU formed a new subsidiary, GPU Capital, Inc., a Delaware Corporation and the parent company of GPU Electric, Inc. which will develop, own, operate and fund the acquisition of transmission and distribution systems outside the United States.

          (w)   A 1% General Partnership interest.

          (x) In 1998, Met-Ed formed Met-Ed Preferred Capital II, Inc., Met-Ed Capital II, L.P. and Met-Ed Capital Trust and Penelec formed Penelec Preferred Capital II, Inc., Penelec Capital II, L.P. and Penelec Capital Trust for the purpose of issuing trust preferred securities. There were no issuances in 1998.

ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS


          None.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES:


                                                       Principal Amount
                                                       or Stated Value
                            Name of Company       -------------------------
    Name of Issuer         Issuing, Selling,                        Pledged,
        and             Pledging, Guaranteeing      Issued       Guaranteed         Date of                  Commission
   Title of Issue       or Assuming Securities     and Sold      or Assumed       Transaction    Proceeds   Authorization
        (1)                      (2)                 (3)             (4)              (5)          (6)           (7)
----------------------  ----------------------  --------------   ----------       -----------   --------   -------------
Jersey Central Power & Light Company:
------------------------------------

Performance Guarantees         JCP&L                             $ 8,339,000 (a)  various       n/a         Rule 45
                                                                  ==========

Notes: (a)  Represents unused letters of credit for workers compensation insurance ($8,302,000), and miscellaneous surety bonds ($37,000).

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES (Continued):


                                                   Principal Amount
                                                   or Stated Value
                        Name of Company     -----------------------------
   Name of Issuer      Issuing, Selling,                      Pledged,
        and          Pledging, Guaranteeing    Issued        Guaranteed       Date of                  Commission
   Title of Issue    or Assuming Securities   and Sold       or Assumed      Transaction   Proceeds   Authorization
        (1)                  (2)                (3)            (4)               (5)        (6)            (7)
-------------------  ---------------------- --------------   ----------      -----------   --------   -------------
Metropolitan Edison Company:
---------------------------

Performance Guarantees     Met-Ed                            $  8,098,100(a) various       n/a        Rule 45
                                                               ============

Notes: (a)  Represents unused letters of credit for workers compensation insurance ($815,000), a surety bond relating to motor vehicles ($4,000,000), and miscellaneous surety bonds for various purposes ($3,283,100).

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES (Continued):


                                                   Principal Amount
                                                   or Stated Value
                        Name of Company     -----------------------------
   Name of Issuer      Issuing, Selling,                      Pledged,
        and          Pledging, Guaranteeing    Issued        Guaranteed       Date of                  Commission
   Title of Issue    or Assuming Securities   and Sold       or Assumed      Transaction   Proceeds   Authorization
        (1)                  (2)                (3)            (4)               (5)        (6)            (7)
-------------------  ---------------------- --------------   ----------      -----------   --------   -------------
Pennsylvania Electric Company:
--------------------------------

Performance Guarantees     Penelec                           $ 25,576,766(a) various       n/a        Rule 45
                                                              ===========

Notes:  (a) Represents unused letters of credit for workers compensation insurance ($2,784,000), a surety bond relating to motor vehicles ($1,000,000), and miscellaneous letters of credit and surety bonds for various purposes ($21,792,766).

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES


                         Name of Company Acquiring                                     Authorization
Name of Issuer            or Retiring Securities    Consideration     Disposition      or Exemption
--------------           -------------------------  -------------     -----------      -------------
JCP&L:
 Cumulative Preferred Stock      JCP&L              $ 15,000,000      Redeemed         Rule 42
                                                     ===========

Met-Ed:
 None in 1998

Penelec:
 First Mortgage Bonds            Penelec            $ 30,249,375       Retired         Rule 42
                                                     ===========


NOTE:  See pages 11 to 13 for a detailed description of the above transactions.


                                                                  Principal
                               Name of Company              Amount or Stated Value
                                                ---------------------------------------------
                                Acquiring,
Name of Issuer                 Redeeming or
     and                         Retiring                        Redeemed         Date of                            Commission
Title of Issue                  Securities        Acquired      and Retired     Transaction    Consideration        Authorization
     (1)                            (2)              (3)            (4)             (5)               (6)                (7)
---------------------------  ----------------   -----------   --------------   -------------   ---------------     ---------------
Jersey Central Power &
   Light Company

Cumulative Preferred Stock:
 8.48% Series I                   JCP&L                         $10,000,000         05-01-98   $ 10,000,000(a)        Rule 42
 7.52% Series K                   JCP&L                           5,000,000         06-01-98      5,000,000(b)        Rule 42
                                                             --------------                    ------------
                                                                $15,000,000                    $ 15,000,000
                                                              ==============                   ============

Notes: (a)    8.48% Series I, $10,000,000 (stated value $100 per share) (100,000 shares), were redeemed on May 1, 1998 pursuant to mandatory and optional sinking fund provisions at a cost of $10,000,000.
       (b)    7.52% Series K, $5,000,000 (stated value $100 per share) (50,000 shares), were redeemed on June 1, 1998 pursuant to mandatory and optional sinking fund provisions at a cost of $5,000,000.



                                                                     Principal
Name of Issuer                    Name of Company               Amount or Stated Value
                                                        --------------------------------------
and                           Acquiring, Redeeming or                Redeemed       Date of                        Commission
Title of Issue                  Retiring Securities     Acquired    and Retired   Transaction    Consideration   Authorization
     (1)                                (2)                (3)          (4)           (5)             (6)             (7)
----------------------------  -----------------------   --------   ------------   -----------   --------------   -------------
Pennsylvania Electric
       Company

First Mortgage Bonds:
  7.875%  Series, due 1998    Penelec                               $30,000,000      02-09-98   $ 30,249,375(a)  Rule 42
                                                                   ============


Notes:  (a)  All $30,000,000 p.a., 7.875% Series D, due February 9, 1998 were retired on February 9, 1998 pursuant to the Supplemental Indenture dated June 1, 1993, at a cost of $30,000,000 plus $249,375 accrued interest.

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31,
1998



                                                     Equity Securities        Nature of                 Owner's
                                           --------------------------------
Name of Issuer          Security Owned     Shares Owned   % of Voting Power   Business                Book Value
--------------------  -------------------  -------------  ------------------  ----------------------  -----------
                                                                              Develop, manufacture
                                                                              and market
Ballard Generation    Common                                                  stationary fuel
Systems Inc.          Stock                1,490,301 (1)        7.41%         cell power system       $14,029,601

                                                                              Develop, manufacture
Ballard Power         Common share                                            and market fuel cells
Systems Inc.          purchase warrant         -                  -           and related systems          97,000

                      Limited Partnership                                     Investment
EnviroTech            Interest                 -                9.90%         company                   1,822,079

Waterford
Development           Common
Corporation           Stock                      50             6.25%             (2)                       5,000

Greater Reading       Limited
Development           Partnership
Partnership           Interest                 -                5.58%             (3)                      63,495


(1) Includes 490,300 nonvoting shares.

(2) Participation loans to development corporations to assist in the expansion and development of industrial and commercial activities by providing financial assistance to small, emerging businesses.

(3) A nonprofit business that provides loans to development corporations to assist in the development of commercial real estate and multi-unit homes in the downtown Reading, Pennsylvania area.

ITEM 6.  OFFICERS AND DIRECTORS
PART I.  AS OF DECEMBER 31, 1998

                                                          NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                               ------------------------------------------------------------------
                                                       GPU    GPU    GPU                          GPU    GPU  GPU
                                               GPU     INT'L  POWER  Capital  (H)    GPUS   GPUN  GENCO  AR   TELCOM
                                               ------  -----  -----  ------- -----   ----   ----  -----  ---  ------
F. D. Hafer (A) (N)                            CH-P-D  CH-D   CH-D   CH-D            CH-P-D CB-D  CH-D   CH-D CH-D
                                               -------------------------------------------------------------------------
T. H. Black
 New Canaan, CT                                  D
                                               -------------------------------------------------------------------------
T. B. Hagen
 Custom Engineering Company, Erie, PA            D
                                               -------------------------------------------------------------------------
 H. F. Henderson, Jr.
 H. F. Henderson Ind., W. Caldwell, NJ           D
                                               -------------------------------------------------------------------------
J. M. Pietruski
 Texas Biotechnology Corp., Houston, TX          D
                                               -------------------------------------------------------------------------
C. A. Rein
 Metropolitan Property and Casualty Ins.
 Co., Warwick, RI                                D
                                               -------------------------------------------------------------------------
 P. R. Roedel
 Reading, PA                                     D
                                               -------------------------------------------------------------------------
 B. S. Townsend
 Dorset, England                                 D
                                               -------------------------------------------------------------------------
 C. A. H. Trost
 Potomac, MD                                     D                            D
                                               -------------------------------------------------------------------------
 Dr. P. K. Woolf
 Princeton, NJ                                   D
                                               -------------------------------------------------------------------------

S. K. Cepeda (A)                                AS                      AS          AS
                                               -------------------------------------------------------------------------

J. G. Graham (A) (J)                                                    EVP
                                               -------------------------------------------------------------------------

T. G. Howson (B)                                VP-T                    VP-T  VP-T  VP-T  VP-T  VP-T
                                               -------------------------------------------------------------------------

I. H. Jolles (A) (K)                            SVP     D   D    D      EVP-D VP    VP
                                               -------------------------------------------------------------------------

B. L. Levy (A) (I) (U)                          SVP     D   D    P-D    EVP-D   VP         P-D
                                               -------------------------------------------------------------------------

P.E. Maricondo (B) (T)                          VP-C                     VP-C
                                               -------------------------------------------------------------------------

ITEM 6.  OFFICERS AND DIRECTORS
PART I.  AS OF DECEMBER 31, 1998

                                                              NAMES OF GPU COMPANIES WHICH CONNECTED
                                                ------------------------------------------------------------------------
                                                                                    YORK
                                                                                    HAVEN   NINEVEH WAVERLY
                                                                                    POWER    WATER   ELEC.
                                               JCP&L  (L)  MET-ED  PENELEC   (M)     CO.      CO.     CO.       SAXTON
                                               -----  ---  ------  -------  -----  ------    -----   -------    --------
F. D. Hafer (A) (N)                            CB-D        CB-D    CB-D                                         D
                                               -------------------------------------------------------------------------
T. H. Black
 New Canaan, CT
                                               -------------------------------------------------------------------------
T. B. Hagen
 Custom Engineering, Erie, PA
                                               -------------------------------------------------------------------------
H. F. Henderson, Jr.
 H. F. Henderson Ind., W. Caldwell, NJ
                                               -------------------------------------------------------------------------
J. M. Pietruski
 Texas Biotechnology Corp., Houston, TX
                                               -------------------------------------------------------------------------
C. A. Rein
 Metropolitan Property and Casualty Ins.
 Co., Warwick, RI
                                               -------------------------------------------------------------------------
P. R. Roedel
 Reading, PA
                                               -------------------------------------------------------------------------
B. S. Townsend
 Dorset, England
                                               -------------------------------------------------------------------------
C. A. H. Trost
 Potomac, MD
                                               -------------------------------------------------------------------------
Dr. P. K. Woolf
 Princeton, NJ
                                               -------------------------------------------------------------------------

S. K. Cepeda (A)
                                               -------------------------------------------------------------------------

J. G. Graham (A) (J)
                                               -------------------------------------------------------------------------

T. G. Howson (B)                                   VP-T VP-T   VP-T    VP-T  VP-T                 T       T-D      T
                                               -------------------------------------------------------------------------

I. H. Jolles (A) (K)                                VP         VP      VP
                                               -------------------------------------------------------------------------

B. L. Levy (A) (I) (U)                              VP         VP      VP
                                               -------------------------------------------------------------------------

P.E.Maricondo (B) (T)
                                               -------------------------------------------------------------------------

PART I.  AS OF DECEMBER 31, 1998

                                           NAMES OF GPU COMPANIES WITH WHICH CONNECTED

                                           GPU      GPU      GPU                                   GPU      GPU     GPU
                                  GPU     INT'L    POWER    CAPITAL    (H)      GPUS     GPUN     GENCO     AR     TELCOM
                                  ----    -----    -----    -------    ----     -----    ----     -----     --     -------
M. A. Nalewako (A)                 S                                             S       AS        S
                                 -----------------------------------------------------------------------------------------

S. H. Somich (B)                  AT                                            AT       AT       AT
                                ------------------------------------------------------------------------------------------

D. Baldassari (E) (Q)                                                                    D        D                  D-P
                                ------------------------------------------------------------------------------------------

R. L. Wise (F) (R)                        P-D      P-D                P-D                         P-D
                                -----------------------------------------------------------------------------------------

G. E. Persson
  Business Dynamics Assoc.,
  Lakewood NJ
                                ------------------------------------------------------------------------------------------
S. C. Van Ness
   Herbert, Van Ness, Cayci
   & Goodwell
   Princeton, NJ
                                ------------------------------------------------------------------------------------------
S. B. Wiley
  Wiley, Malehorn & Sirota,
  Morristown, NJ
                                ------------------------------------------------------------------------------------------

P. R. Chatman (B)                                                               AC       AC
                                ------------------------------------------------------------------------------------------

C. B. Snyder (A) (P)                                                           EVP-D                        D
                                ------------------------------------------------------------------------------------------

D. C. Brauer (A)                                                                VP
                                ------------------------------------------------------------------------------------------

C. Brooks (E) (S)                                                                                                    VP
                                -----------------------------------------------------------------------------------------

D. J. Howe (E) (S)                                                                                                   VP
                                ------------------------------------------------------------------------------------------

C. A. Mascari (E) (S) (T)       ------------------------------------------------------------------------------------------

D. W. Myers (E) (S) (T)                                                                                              VP-C
                                ------------------------------------------------------------------------------------------

G. R. Repko (E) (S)                                                                                                  VP
                                ------------------------------------------------------------------------------------------
C. A. Stinger
  GPUS, Washington, DC                                                          VP
                                -----------------------------------------------------------------------------------------

PART I.  AS OF DECEMBER 31, 1998

                                                      NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                  ----------------------------------------------------
                                                                                   YORK
                                                                                   HAVEN   NINEVEH WAVERLY
                                                                                   POWER    WATER      ELEC.
                                       JCP&L   (L)   MET-ED    PENELEC    (M)       CO.      CO.        CO.    SAXTON
                                       -----   ---   ------    -------    ---      -----    -------    -----   ---------
M. A. Nalewako (A)                      AS      AS      AS       AS       AS
                                       ---------------------------------------------------------------------------------

S. H. Somich (B)                        AT      VP      AT       AT
                                       ---------------------------------------------------------------------------------

D. Baldassari (E) (Q)                  P-D     P-D     P-D       P-D     P-D        D       P-D        P-D      CB-P-D
                                       ---------------------------------------------------------------------------------

R. L. Wise (F) (R)
                                       ---------------------------------------------------------------------------------
G. E. Persson
  Business Dynamics Assoc.,
  Lakewood NJ                            D
                                       ---------------------------------------------------------------------------------
S. C. Van Ness
  Herbert, Van Ness, Cayci & Goodell
  Princeton, NJ                          D
                                       ---------------------------------------------------------------------------------
S. B. Wiley
  Wiley, Malehorn & Sirota,
  Morristown, NJ                         D
                                       ---------------------------------------------------------------------------------

P. R. Chatman (B)                        AC             AC       AC

                                      ---------------------------------------------------------------------------------

C. B. Snyder (A) (P)                     D              D        D                                      D
                                       ---------------------------------------------------------------------------------

D. C. Brauer (A)
                                       ---------------------------------------------------------------------------------

C. Brooks (E) (S)                        VP             VP       VP
                                       ---------------------------------------------------------------------------------

D. J. Howe (E) (S)                       VP             VP       VP
                                       ---------------------------------------------------------------------------------

C. A. Mascari (E) (S) (T)                VP             VP       VP                          D
                                       ---------------------------------------------------------------------------------

D. W. Myers (E) (S) (T)                 VP-C-D         VP-C-D   VP-C-D             C-D       C
                                       ---------------------------------------------------------------------------------

G. R. Repko (E) (S)                      VP             VP       VP                          D        VP-D
                                       --------------------------------------------------------------------------------
C. A. Stinger
  GPUS, Washington, DC
                                       ---------------------------------------------------------------------------------

PART I.  AS OF DECEMBER 31, 1998

                                                                     NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                               -------------------------------------------------------------------------------------


                                                        GPU       GPU      GPU                        GPU     GPU     GPU     GPU
                                               GPU     INT'L     POWER     CAPITAL    (H)    GPUS    GPUN    GENCO    AR     TELCOM
                                              -----   -------   -------   ---------  -----  ------  ------  -------  ----   --------

R. S. Zechman (E) (S)                                                                                                          VP
                                              --------------------------------------------------------------------------------------

T. G. Broughton (D)                                                                                  P-D
                                              --------------------------------------------------------------------------------------

J. D. Townsend
  Sedona, AZ                                                                                           D
                                              --------------------------------------------------------------------------------------

W. A. Wilson
   ICC Technologies, Hatboro, PA                                                                       D
                                              --------------------------------------------------------------------------------------

J. Langenbach
  TMI-1, Middletown, PA                                                                             VP-D
                                              --------------------------------------------------------------------------------------

M. B. Roche
  O.C. NS, Forked River, NJ                                                                           VP
                                              --------------------------------------------------------------------------------------

D. Furlong (D)                                                                                     AS- C
                                              --------------------------------------------------------------------------------------

M. E. Gramlich (A)
                                              --------------------------------------------------------------------------------------

S. L. Guibord (A)                                                                                      S              S        S
                                              --------------------------------------------------------------------------------------

R. S. Renzi (D)                                                                                       AS
                                              --------------------------------------------------------------------------------------

A. H. Rone (D)                                                                                        VP
                                              --------------------------------------------------------------------------------------

J. F. Wilson (D)                                                                                      VP
                                              --------------------------------------------------------------------------------------

S. Barish-Straus (D)                                     S          S         S         S
                                              --------------------------------------------------------------------------------------

F. Dominguez (D)                                        VP-C       VP-C      VP-C     VP-C
                                              --------------------------------------------------------------------------------------


PART I.  AS OF DECEMBER 31, 1998

                                                                       NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                               -------------------------------------------------------------------------------------

                                                                                               YORK
                                                                                              HAVEN    NINEVEH    WAVERLY
                                                                                              POWER     WATER      ELEC.
                                                JCP&L     (L)     MET-ED    PENELEC    (M)      CO.       CO.        CO.     SAXTON
                                               -------   -----   --------  ---------  -----   ------  ---------  ---------  --------

R. S. Zechman (E) (S)                            VP                 VP        VP                         VP-D                  D
                                               -------------------------------------------------------------------------------------

T. G. Broughton (D)                                                                                                            D
                                               -------------------------------------------------------------------------------------

J. D. Townsend
   Sedona, AZ
                                               -------------------------------------------------------------------------------------

W. A. Wilson
   ICC Technologies, Philadelphia, PA
                                               -------------------------------------------------------------------------------------

J. Langenbach
  TMI-1, Middletown, PA
                                               -------------------------------------------------------------------------------------

M. B. Roche
  O.C. NS, Forked River, NJ
                                               -------------------------------------------------------------------------------------

D. Furlong (D)
                                               -------------------------------------------------------------------------------------

M. E. Gramlich (A)                               AS                AS         AS
                                               -------------------------------------------------------------------------------------


S. L. Guibord (A)                                 S       S         S          S        S       S          S         S         S
                                               -------------------------------------------------------------------------------------

R. S. Renzi (D)
                                               -------------------------------------------------------------------------------------

A. H. Rone (D)                                                                                                              EVP-D
                                               -------------------------------------------------------------------------------------

J. F. Wilson (D)
                                               -------------------------------------------------------------------------------------

S. Barish-Straus (D)
                                               -------------------------------------------------------------------------------------

F. Dominguez  (D)
                                               -------------------------------------------------------------------------------------


PART I.  AS OF DECEMBER 31, 1998

                                                                NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                 -------------------------------------------------------------------------

                                                        GPU      GPU      GPU                          GPU    GPU     GPU
                                                 GPU   INT'L    POWER   CAPITAL  (H)    GPUS    GPUN  GENCO   AR    TELCOM
                                                 ---  -------  ------  --------  ----  -----   -----  -----  ----   ------
M. Freddo (D)                                             AC      AC       AC      AC
                                                 -------------------------------------------------------------------------

R. J. Guy (D)                                             VP      VP               VP
                                                 -------------------------------------------------------------------------

R. P. Lantzy (F)                                         SVP      SVP
                                                 -------------------------------------------------------------------------

B. Matheson (D)                                           VP       VP      VP
                                                 -------------------------------------------------------------------------

W. C. Matthews (E)                                        AS       AS
                                                 -------------------------------------------------------------------------

J. A. McTear (D)                                          VP       VP      VP      VP
                                                 -------------------------------------------------------------------------

L. Tellez (D)                                             VP       VP      VP      VP
                                                 -------------------------------------------------------------------------
                                                                                  S-I
W. H. Thomson (D)                                         AS       AS      AS     AS-D
                                                 -------------------------------------------------------------------------

R. S. Plenderleith (G) (U)                                                                                     C

                                                 -------------------------------------------------------------------------

R. J. Toole (F)                                                                                         VP-D
                                                 -------------------------------------------------------------------------

R. J. Vodzack (F) (O)                                                                                    AC
                                                 -------------------------------------------------------------------------

E. F. Beglin (D)
                                                 -------------------------------------------------------------------------

G. A. Kuehn (D)
                                                 -------------------------------------------------------------------------

L. A. Lenhart (C)
                                                 -------------------------------------------------------------------------

D. Weaver (E)
                                                 -------------------------------------------------------------------------

PART I.  AS OF DECEMBER 31, 1998

                                                                         NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                      ----------------------------------------------------------------------------

                                                                                              YORK
                                                                                              HAVEN   NINEVEH    WAVERLY
                                                                                              POWER    WATER      ELEC.
                                                      JCP&L   (L)  MET-ED   PENELEC   (M)      CO.      CO.        CO.      SAXTON
                                                      -----   ---  ------   -------   ---     -----   -------    -------    ------

M. Freddo (D)
                                                      ----------------------------------------------------------------------------

R. J. Guy (D)
                                                      ----------------------------------------------------------------------------

R. P. Lantzy (F)
                                                      ----------------------------------------------------------------------------

B. Matheson (D)
                                                      ----------------------------------------------------------------------------

W. C. Matthews (E)                                      AS            AS         AS    AS
                                                      ----------------------------------------------------------------------------

J. A. McTear (D)
                                                      ----------------------------------------------------------------------------

L. Tellez (D)
                                                      ----------------------------------------------------------------------------


W. H. Thomson (D)
                                                      ----------------------------------------------------------------------------

R. S. Plenderleith (G) (U)
                                                      ----------------------------------------------------------------------------

R. J. Toole (F)                                            VP              VP      VP             P-D
                                                      ----------------------------------------------------------------------------

R. J. Vodzack (F) (O)
                                                      ----------------------------------------------------------------------------

E. F. Beglin (E)                                                                                                               C
                                                      ----------------------------------------------------------------------------


G. A. Kuehn (D)                                                                                                               VP
                                                      ----------------------------------------------------------------------------


L. A. Lenhart (C)                                                                                   T
                                                      ----------------------------------------------------------------------------

D. Weaver (E)                                                                                       VP
                                                      ----------------------------------------------------------------------------


PART I.  AS OF DECEMBER 31, 1998


(A)  Address is 300 Madison Avenue, Morristown, NJ.

(B)  Address is 310 Madison Avenue, Morristown, NJ.

(C)  Address is Rt. 183 & Van Reed Road, Reading, PA.

(D)  Address is One Upper Pond Road, Parsippany, NJ.

(E)  Address is 2800 Pottsville Pike, Muhlenberg Township, PA.

(F)  Address is 1001 Broad Street, Johnstown, PA.

(G)  Address is 2675 Morgantown Road, Reading, PA.

(H) Includes some or all of the following the following GPU International Group companies: Elmwood Energy Corporation, Camchino Energy Corporation, OLS Acquisition Corporation, OLS Energy - Berkeley, OLS Energy - Chino, OLS Energy - Camarillo, Armstrong Energy Corporation, Geddes Cogeneration Corporation, NCP Energy, Inc., NCP Lake Power, Inc., NCP Gem, Inc., Umatilla Groves, Inc., NCP Dade Power, Inc., NCP Pasco, Inc., NCP Brooklyn Power, Inc., NCP Commerce Power, Inc., NCP Houston Power, Inc., NCP Perry, Inc., NCP New York, Inc., EI Selkirk, Inc., EI Canada Holding, Ltd., EI Brooklyn Power, Ltd., EI Services Canada, Ltd., EI Brooklyn Investments, Ltd., EI International, EI Fuels Corporation, EI Services, Inc., GPU International Asia, Inc., GPU Power Ireland, Inc., Hanover Energy Corporation, EI Power (China), Inc., EI Power (China) I, Inc., EI Power (China) II, Inc., EI Power (China) III, Inc., Guaracachi America, Inc., EI Barranquilla, Inc., Barranquilla Lease Holding, Inc., Los Amigos Leasing Company, Ltd., Austin Cogeneration Corporation, International Power Advisors, Inc., GPU Power Philippines, Inc., Victoria Electric Holdings, Inc., and Victoria Electric, Inc., GPU Electric, Inc., GPU Australia Holdings, Inc., Austran Holdings, Inc., EI UK Holdings, Inc., Avon Energy Partners Holdings, and Avon Energy Partners plc.

(I) B. L. Levy is also Director of GPU International Australia Pty Ltd., EI UK Holdings, Inc., Avon Energy Partners Holdings, Avon Energy Partners plc, Midlands Electricity plc. and GPU PowerNet Pty. Ltd.

(J) J. G. Graham resigned from all GPU Companies effective December 15, 1998, except as an Executive Vice President of GPUS until his anticipated retirement on April 30, 1999 and is also a Director of Avon Energy Partners Holdings, Avon Energy Partners plc, Midlands Electricity plc., and Empresa Guaracachi, S.A.

(K) I. H. Jolles is also Alternate Director of Midlands Electricity, plc., Avon Energy Parnters Holdings, Avon Energy Partners, plc. and GPU PowerNet Pty. Ltd.

(L) Includes the following companies: JCP&L Preferred Capital, Inc., and JCP&L Capital, L.P.

PART I.   AS OF DECEMBER 31, 1998


(M) Includes the following companies: Met-Ed Preferred Capital, Inc., Met-Ed Capital, L.P., Penelec Preferred Capital, Inc., and Penelec Capital, L.P.

(N) F. D. Hafer is also a Director of Avon Energy Partners Holdings, Avon Energy Partners plc., Midlands Electricity plc., GPU PowerNet Pty. Ltd. and Midlands Power International Ltd.

(O)  R. J. Vodzack is also Chief Accounting Officer of GPU Genco.

(P)  C. Snyder is also a Director of GPU PowerNet Pty Ltd.

(Q) Effective January 1, 1999, D. Baldassari became President - Operations Division, and Director of GPUS.

(R) Effective January 1, 1999, R. L. Wise became President - Fossil Generation and Director of GPUS.

(S) Effective January 1, 1999, also assumed the position of Vice President of GPUS.

(T) D. W. Myers resigned from all positions with GPU Companies effective April 9, 1999 except as Vice President of GPUS which is effective April 30, 1999.
     C. A. Mascari assumed the position of Controller of JCP&L, Met-Ed and Penelec; and P. E. Maricondo assumed the position of Controller of Nineveh Water Co.

(U) Effective February 12, 1999, B. L. Levy resigned as President of GPU AR and was replaced by R. S. Plenderleith. K. L. Bortz assumed the position of Controller of GPU AR, replacing R. S. Plenderleith. P. J. Panarella was named to the position of Assistant Secretary.

PART I.   AS OF DECEMBER 31, 1998

                                      KEY
                 ---------------------------------------------

                    CH   -       Chairman
                    CB   -       Chairman of the Board
                     D   -       Director
                     P   -       President
                   EVP   -       Executive Vice President
                   SVP   -       Senior Vice President
                    VP   -       Vice President
                     C   -       Comptroller
                     T   -       Treasurer
                     S   -       Secretary
                   S-D   -       Secretary (Domestic Companies)
                   S-I   -       Secretary (International Companies)
                    AS   -       Assistant Secretary
                  AS-D   -       Assistant Secretary (Domestic Companies)
                  AS-I   -       Assistant Secretary (International Companies)
                    AT   -       Assistant Treasurer
                    AC   -       Assistant Comptroller

Part II.  AS OF DECEMBER 31, 1998

                     NAME AND LOCATION    POSITION HELD    APPLICABLE
NAME OF OFFICER             OF             IN FINANCIAL    EXEMPTION
  OR DIRECTOR      FINANCIAL INSTITUTION   INSTITUTION        RULE
---------------    ---------------------  -------------    ----------
D. Baldassari      First Morris Bank      Director            70(f)
                   Morristown, NJ

C. A. Rein         Bank of New York       Director            70(b)
                   New York, NY

S. B. Wiley        First Morris Bank      Director
                   Morristown, NJ         (Chairman)          70(c)

R. L. Wise         U.S. Bancorp, Inc.     Director            70(f)
                   Johnstown, PA

 "     "           U.S. Bancorp           Director            70(f)
                   Trust Company
                   Johnstown, PA

 "     "           U.S. National Bank     Director            70(f)
                   of Johnstown
                   Johnstown, PA

Part III.


     Information concerning the compensation and other related information for the Officers and Directors of GPU, JCP&L, Met-Ed and Penelec is filed as Exhibit F-1 to this Form U5S.

ITEM 7.   CONTRIBUTIONS AND PUBLIC RELATIONS


Name of Company                                          Account
Name of Beneficiary                           Purpose    Charged            Amount
-------------------                           -------    -------            ------
Jersey Central Power & Light Company:
 Salary and Expenses - Public
   Affairs Activities                           (2)        (3)             $1,355,966
 Edison Electric Institute - Dues               (1)     (3) & (4)             151,463
 Alliance for Competitive Electricity           (1)        (3)                 41,435
 Utility Water Act Group                        (1)        (4)                  3,189
 New Jersey Alliance for Action                 (1)        (3)                 15,000
 Strategy Group                                 (2)        (3)                 35,665
 Martin Bontempo, Inc.                          (2)        (3)                 54,367
 Norwescap, Inc.                                (1)        (3)                 36,800
 O.C.E.A.N., Inc.                               (1)        (3)                 55,200
 5 Beneficiaries                             (1) & (2)  (3) & (4)              10,085
                                                                           ----------

   Company total                                                           $1,759,170
                                                                           ----------

Metropolitan Edison Company:
 Salary & Expenses - Public
   Affairs Activities                           (2)        (3)             $  633,928
 Edison Electric Institute - Dues               (1)     (3) & (4)              87,613
 Alliance for Competitive Electricity           (1)        (3)                 25,807
 Utility Water Act Group                        (1)        (4)                  1,606
 National Conference of State Legislators       (2)        (3)                  1,140
 Project Good Neighbor                          (1)        (3)                 88,791
 5 Beneficiaries                             (1) & (2)  (3) & (4)              14,870
                                                                           ----------

   Company total                                                           $  853,755
                                                                           ----------

Pennsylvania Electric Company:
 Salary & Expenses - Public Affairs
   Activities                                   (2)        (3)             $  725,198
 Edison Electric Institute - Dues               (1)     (3) & (4)             106,809
 Alliance for Competitive Electricity           (1)        (3)                 22,211
 Utility Water Act Group                        (1)        (4)                  1,583
 Project Good Neighbor                          (1)        (3)                102,051
                                                                           ----------

   Company total                                                           $  957,852
                                                                           ----------

  Total for all Companies                                                  $3,570,777
                                                                           ==========

Notes:  (1)  Contribution or membership fee.
        (2)  Public relations services.
        (3)  Income deduction.
        (4)  Operating expense.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.

                                        Serving  Receiving
Transaction                             Company   Company    Compensation
-----------                             -------  ---------   ------------
                                                            (In Thousands)
Charges incurred in                     JCP&L    Met-Ed            $  431
connection with the                       "      Penelec              440
Allenhurst Remittance Center

Phillipsburg building costs             JCP&L    GPUS                  94
allocated to Corporate Plant
Accounting Department

Morristown Headquarters                 JCP&L    GPUS               3,325
Building Costs

Costs associated with the Accounting    JCP&L    GPUS                 629
Operations Department for services
provided

Construction Services provided by       JCP&L    GPU Telcom         3,654
JCP&L employees

Other                                   JCP&L    Met-Ed                 3
                                          "      Penelec                3
                                          "      GPUI Group             5


                                                                    -----
Total JCP&L                                                        $8,584
                                                                    =====

                                           Serving    Receiving
Transaction                                Company     Company     Compensation
-----------                                -------   -----------   ------------
                                                                  (In Thousands)
Costs incurred by Reprographics            Met-Ed     GPUN             $  184
Department for services provided              "       GPUS                230
                                              "       JCP&L               397
                                              "       Penelec             177
                                              "       Genco               428
                                              "       GPUI Group            2
                                              "       GPU, Inc.             8

Company Store charges                      Met-Ed     GPUS                 23
                                              "       JCP&L               127
                                              "       Penelec              92
                                              "       Genco                14
                                              "       GPUN                 14

Computer Equipment                         Met-Ed     GPU AR               23

Costs incurred by IS and Accounting        Met-Ed     GPUS                308
Departments for Services provided

Vehicle service and usage                  Met-Ed     GPUS                113
                                              "       GPUN                  7
                                              "       Penelec               1
                                              "       JCP&L                 1

Costs incurred for the operation           Met-Ed     JCP&L               103
and maintenance of JCP&L owned
capacitors at TMI & Hosensack

Management services related to             Met-Ed     GPUI Group          204
Solaris Power

Gateway Building                           Met-Ed     GPUS                194

Charge for use of Airport Building         Met-Ed     GPUS                422

Rental of office space                     Met-Ed     GPUS                 13

Training Services                          Met-Ed     GPUN                 27

Library Services                           Met-Ed     GPUS                 35

Mailroom Services                          Met-Ed     GPUS                166

Construction Services provided             Met-Ed     GPU Telcom        1,844
By Met-Ed employees

Harrisburg lobbyist expenses               Met-Ed     GPUS                  2

Services to Support Divestiture            Met-Ed     GPUS                 39
Activities
Other                                      Met-Ed     GPUS                  8
                                              "       GPUI Group           81
                                              "       GPUN                  1
                                                                        -----
Total Met-Ed                                                           $5,288
                                                                        =====

                                   Serving  Receiving
Transaction                        Company   Company    Compensation
-----------                        -------  ---------   ------------
                                                       (In Thousands)
Costs associated with GPU          Penelec   GPUN          $    58
consolidated Accounts                 "      GPUS               26
Payable Department                    "      Met-Ed             80
                                      "      JCP&L             113
                                      "      Genco              80

Costs associated with GPU          Penelec   GPUN               20
consolidated Payroll                  "      GPUS               10
Department                            "      Met-Ed             21
                                      "      JCP&L              35
                                      "      Genco              27


Vehicle usage                      Penelec   Met-Ed             21

Construction Services provided     Penelec   GPU Telcom         25
by Penelec employees

Rental of office space             Penelec   Genco           2,238

Costs associated with other GPU    Penelec   Genco              41
System consolidated General and
Administrative functions

Costs associated with              Penelec   Genco             173
mobile maintenance


Other                              Penelec   GPUN               21
                                      "      Met-Ed             18

                                                            ------
Total Penelec                                              $ 3,007
                                                            ======

Part I.


A Mutual Assistance Agreement, approved by the Pennsylvania Public Utility Commission by order dated December 15, 1993, between and among Met-Ed, Penelec, JCP&L, GPUN, GPUS and Genco covering various affiliate transactions in goods and services remains in effect at year-end.

Service Agreement, between GPUS and GPU AR dated as of June 30, 1997 covering various affiliate transactions in goods and services remains in effect at year-end.

Agreement between and among JCP&L, Met-Ed, Penelec, GPUS, GPU AR and GPU Telcom dated as of April 25, 1997 covering various affiliate transactions in services remains in effect at year-end.

A Capacity Use and Service Agreement dated April 25, 1998 by and between GPU Telcom, JCP&L, Met-Ed and Penelec concerning various affiliate transactions in goods and services remains in effect at year-end.

A Facilities Lease and Indefeasible Right of Use Agreement dated April 24, 1998 between GPU Telcom, JCP&L, Met-Ed and Penelec concerning various affiliate transactions in goods and services remains in effect at year-end.

An Agency Agreement dated April 24, 1998 between GPU Telcom, JCP&L, Met-Ed and Penelec concerning various affiliate transactions in goods and services remains in effect at year-end.

Part II.

 None.

Part III.

 None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

EI Selkirk, Inc. and Selkirk Cogeneration Partners Limited Partnership
----------------------------------------------------------------------

Part I.

(a) At December 31, 1998, GPU International, Inc. (GPUI), through its wholly-owned subsidiary EI Selkirk, Inc., owned a 13.55% preferred interest and a 20% common interest in Selkirk Cogeneration Partners Limited Partnership (Selkirk).

     Selkirk is a Delaware limited partnership and was formed for the purpose of constructing, owning and operating two natural gas-fired combined-cycle cogeneration facilities located in Bethlehem, New York. The facilities are
     79.9 and 270 megawatts (MW) each with a combined average net capacity of
     349.9 MW producing steam and electricity.

(b) GPU, Inc. (GPU), indirectly through its wholly-owned subsidiary GPUI, has invested $9,040,049 in Selkirk.

(c)  Ratio of debt to common equity of Selkirk - (8.7):1

     Accumulated earnings of Selkirk - $2,755,602

(d)  None.


Part II.

An organizational chart showing the relationship of GPU International, Inc. to Selkirk is provided in Exhibit H-1.

Financial statements of Selkirk Cogeneration Partners Limited Partnership as of and for the year ended December 31, 1998 are incorporated by reference to Selkirk's 1998 Form 10-K filed with the SEC.

---------------------------------

EI Canada Holding Limited, EI Brooklyn Power Limited, EI Brooklyn Investments
-----------------------------------------------------------------------------
Limited and EI Services Canada Limited
--------------------------------------

Part I.

(a) At December 31, 1998, GPU International, Inc. (GPUI), through its wholly-owned subsidiaries EI Canada Holding Limited, owns 100% of EI Services Canada, Ltd.

(b) GPUI, through its wholly-owned subsidiary EI Canada Holding Limited, has investments of $166,446 in EI Services Canada, Ltd.

(c)  Ratio of debt to common equity of EI Services Canada, Ltd - (2.09):1

     Accumulated losses of EI Services Canada, Ltd. - $118,561.

(d) EI Services Canada Limited (ESC), a wholly-owned subsidiary of GPUI, was replaced as operator upon Brooklyn Energy L.P. being placed in recievership.


Part II.

An organizational chart showing the relationship of GPU International, Inc. to EI Services Canada, Ltd. is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of EI Canada Holding, Ltd. and EI Services Canada, Ltd. as of and for the year ended December 31, 1998 are provided in Exhibit I-1.

---------------------------------

GPU Power, Inc.
---------------

Part I.

(a) At December 31, 1998, GPU, Inc. (GPU) owned 100% of GPU Power, Inc., a Delaware corporation established to make investments in EWGs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b)  GPU has invested $97,850,000 in GPU Power, Inc.

(c)  Ratio of debt to common equity - Not applicable.

     Accumulated earnings of GPU Power, Inc. - $764,690

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to other EWGs in which it has an interest is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Power, Inc. as of and for the year ended December 31, 1998 are provided in
Exhibit I-1.

---------------------------------

Guaracachi America, Inc. and Empresa Guaracachi S.A.
----------------------------------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc., through its wholly-owned subsidiary Guaracachi America, Inc., owned 50% of Empresa Guaracachi S.A.

     Empresa Guaracachi S.A. is a Bolivian corporation having three facilities located in Bolivia in and around the cities of Santa Cruz, Sucre and Potosi. It is an electric generating company having an aggregate capacity of 216 megawatts.

(b) GPU, through its wholly-owned subsidiary GPU Power, Inc., invested $47,131,000 in Empresa Guaracachi S.A. The investment was funded by a capital contribution from GPU of $33,000,000 and borrowings of $14,131,000.

(c)  Ratio of debt to common equity of Empresa Guaracachi S.A. - .6081:1

     Accumulated earnings of Empresa Guaracachi S.A. - $7,456,717

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Empresa Guaracachi S.A. is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Empresa Guaracachi S.A. as of and for the year ended December 31, 1998 are provided in Exhibit I-1.

---------------------------------

EI Barranquilla, Inc. and Termobarranquilla S.A.
------------------------------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc., through its wholly-owned subsidiary EI Barranquilla, Inc., owned a 28.6% interest in Termobarranquilla S.A. Empresa de Servicios Publicos (TEBSA).

     TEBSA consists of an existing 890 megawatt gas-fired generating plant located near Barranquilla, Colombia. Electricity generated by these plants will be sold to Corporacion Electrica de la Costa Atlantica (Corelca) under a 20-year contract.

(b) As of December 31, 1998, GPU Power Inc. has made capital contributions totaling $64,850,000 in TEBSA.

     As of December 31, 1998, a guarantee of amounts up to $12,415,000 was made by GPU for the benefit of the Bankers Trust Company as collateral agent on behalf of the Secured Parties in connection with the obligations under the loan agreements.

(c)  Ratio of debt to common equity of TEBSA - Not applicable.

     Accumulated earnings of TEBSA - $58,382,000

(d)  See GPUI Colombia, Ltda. Item I, Part (d).


Part II.

An organization chart showing the relationship of GPU Power, Inc. to TEBSA is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of TEBSA as of and for the year ended December 31, 1998 are provided in Exhibit I-1.

---------------------------------

Barranquilla Lease Holding, Inc. and Los Amigos Leasing Company, Ltd.
---------------------------------------------------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc., through its wholly-owned subsidiary Barranquilla Lease Holding, Inc., owned a 100% interest in Los Amigos Leasing Company, Ltd. (Leaseco).

     Leaseco, which is a Bermuda corporation, had procured equipment to be used by and leased to TEBSA. Pursuant to a lease agreement, Leaseco will deliver certain non-Colombian equipment related to TEBSA, and TEBSA will make lease payments equal to the interest and principal payments of Leaseco.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Power, Inc., has invested $12,000 in Leaseco to capitalize the company.

(c)  Ratio of debt to common equity of Leaseco - (134):1

     Accumulated losses of Leaseco - $2,839,267

(d) Pursuant to the lease agreement, Leaseco will deliver certain non-Colombian equipment related to the project to TEBSA during the construction period. TEBSA will lease the imported equipment from Leaseco during an interim lease term during the construction period and subsequently during a 15 year basic lease term. During the interim lease term, TEBSA will pay rent to Leaseco to reimburse it for certain expenses, including interest incurred during construction. During the basic lease term, TEBSA will make lease payments equal to the interest and principal payments of Leaseco.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Leaseco is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Leaseco as of and for the year ended December 31, 1998 are provided in Exhibit I-1.

---------------------------------

EI International and GPUI Colombia, Ltda.
-----------------------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc., through its wholly-owned subsidiary EI International, owned a 100% interest in GPUI Colombia, Ltda.

     GPUI Colombia, Ltda. has entered into an operation and maintenance (O&M) agreement with TEBSA to provide management services to TEBSA over its 20-year contract with Corelca. Fees for these management services are in accordance with the terms and conditions of the O&M agreement.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Power, Inc., has invested $10,000 in GPUI Colombia, Ltda. to capitalize the company.

     GPUI has guaranteed the obligations of GPU Power, Inc.'s subsidiaries, GPUI Colombia, Ltda. and International Power Advisors, Inc. (the Operators), under the O&M agreement in the TEBSA project. Pursuant to the guarantee, GPUI has guaranteed the performance of the Operators, of which the limit of liability is $5,000,000.

(c)  Ratio of debt to common equity of GPUI Colombia, Ltda. - Not applicable.

     Accumulated earnings of GPUI Colombia, Ltda. - $73,634.

(d)  See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to GPUI Colombia, Ltda. is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPUI Colombia, Ltda. as of and for the year ended December 31, 1998 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

---------------------------------

Hanover Energy Corporation
--------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc. owned 100% of Hanover Energy Corporation, a New Jersey corporation established to make future investments in EWGs.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to Hanover Energy Corporation as of December 31, 1998.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Hanover Energy Corporation is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

EI Power (China), Inc. and China Power Partners, L.P.
-----------------------------------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc. through its wholly-owned subsidiary EI Power (China), Inc., owned a 49% limited partnership interest and a 1% general partnership interest in China Power Partners, L.P.

     China Power Partners, L.P. is a Delaware limited partnership established to make future investments in EWG's in China.

     In December 1998, China was dissolved.

     In November 1998, China Power Partners, L.P., transferred its partnership's interest to Intersol (Asia, Ltd.), a non-affiliated company.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to EI Power (China), Inc. or China Power Partners, L.P. as of December 31, 1998.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to China Power Partners L.P. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

EI Power (China) I, Inc. and Ming Jiang Power Partners, L.P.
------------------------------------------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc., through its wholly-owned subsidiary EI Power (China) I, Inc., owned a 49% limited partnership interest and a 1% general partnership interest in Ming Jiang Power Partners, L.P.

     Ming Jiang Power Partners, L.P. is a Delaware limited partnership established to make future investments in EWGs in China.

     In December 1998, China was dissolved.

     In November 1998, Ming Jiang Power Partners, L.P., assigned interest to Intersol (Asia, Ltd.), a non-affiliated company.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to EI Power (China) I, Inc. or Ming Jiang Power Partners, L.P. as of December 31, 1998.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Ming Jiang Power Partners, L.P. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

EI Power (China) II, Inc. and Nanjing Power Partners, L.P.
----------------------------------------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc., through its wholly-owned subsidiary EI Power (China) II, Inc., owned a 49% limited partnership interest and a 1% general partnership interest in Nanjing Power Partners, L.P.

     Nanjing Power Partners, L.P. is a Delaware limited partnership established to make future investments in EWGs in China.

     In Nanjing Power Partners, L.P., was dissolved.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to EI Power (China) II, Inc. or Nanjing Power Partners, L.P. as of December 31, 1998.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Nanjing Power Partners, L.P. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

EI Power (China) III, Inc. and Zhuang He Power Partners, L.P.
-------------------------------------------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc. through its wholly-owned subsidiary EI Power (China) III, Inc., owned a 49% limited partnership interest and a 1% general partnership interest in Zhuang He Power Partners, L.P.

     Zhuang He Power Partners, L.P. is a Delaware limited partnership established to make future investments in EWG's in China.

     In March 1999, Zhuang He Power Partners, L.P., was dissolved.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to EI Power (China) III, Inc. or Zhuang He Power Partners, L.P. as of December 31, 1998.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Zhuang He Power Partners, L.P. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

Austin Cogeneration Corporation and Austin Cogeneration Partners, L.P.
----------------------------------------------------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc., through its wholly-owned subsidiary Austin Cogeneration Corporation, owned a 99% limited partnership interest and a 1% general partnership interest in Austin Cogeneration Partners, L.P.

     Austin Cogeneration Partners, L.P. is a Delaware limited partnership established to invest in EWGs and qualifying facilities.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to Austin Cogeneration Corporation or Austin Cogeneration Partners, L.P. as of December 31, 1998.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Austin Cogeneration Partners, L.P. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

International Power Advisors, Inc.
----------------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc. owned 100% of International Power Advisors, Inc. (IPA), a Delaware corporation established to provide technical services to EWGs.

     IPA has entered into an operation and maintenance (O&M) agreement with TEBSA to provide technical services and technical assistance in the O&M of the generating facilities of TEBSA. Fees for these services are in accordance with the terms and conditions of the O&M agreement.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Power, Inc, has invested $108,433 in IPA.

(c)  Ratio of debt to common equity - GPU Power, Inc. - Not applicable.

     Accumulated earnings - None.

(d)  See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to IPA is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

---------------------------------

GPU Power Philippines, Inc. (formerly Colombian Installations, Inc.) and
------------------------------------------------------------------------
Magellan Utilities Development Corporation
------------------------------------------

Part I.

(a) At December 31, 1998, GPU Power, Inc. through its wholly-owned subsidiary, GPU Power Philippines, Inc. (formerly Colombian Installations, Inc.), a Delaware corporation owned a 13.2% interest in Magellan Utilities Development Corporation (MUDC).

     MUDC, a Philippine corporation, plans to build a 300 MW pulverized coal-fired power plant which will sell power under a 25-year power purchase agreement to Manila Electric Company. The plant will be constructed on a 100-acre site located on the south shore of Bantangas Bay, Philippines. Commercial operation is expected after a three-year construction period.

(b)  None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to GPU Power Philippines, Inc. as of December 31, 1998.

     Accumulated earnings - None.

(d)  None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to MUDC is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

FOREIGN UTILITY COMPANIES (FUCO):
--------------------------------

GPU Capital, Inc.
-----------------

Part I.

(a) At December 31, 1998, GPU owned 100% of GPU Capital, Inc., a Delaware corporation established to make investments in FUCO's, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b)  None.

(c)  Ratio of debt to common equity - Not applicable.

     Accumulated earnings of GPU Capital, Inc. - $56,133,922.

(d)  None.


Part II:

An organizational chart showing the relationship of GPU Capital, Inc. to other FUCO's in which it has an interest is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Capital, Inc. as of and for the year ended December 31, 1998 are provided in
Exhibit I-1.

FOREIGN UTILITY COMPANIES (FUCO):
--------------------------------

GPU Electric, Inc.
------------------

Part I.

(a) At December 31, 1998, GPU Capital owned 100% of GPU Electric, Inc., a Delaware corporation established to make investments in FUCO's, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) As of December 31, 1998, GPU has invested a total of $348,000,000 in GPU Electric, Inc. of which an additional $250,000,000 was invested in 1998.

(c)  Ratio of debt to common equity - Not applicable.

     Accumulated losses - $(29,903,706).

(d)  None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to other FUCO's in which it has an interest is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Electric, Inc. as of and for the year ended December 31, 1998 are provided in Exhibit I-1.

--------------------------------

Victoria Electric Holdings, Inc., and Victoria Electric, Inc.
--------------------------------------------------------------

Part I.

(a) At December 31, 1998, GPU Electric, Inc., through its wholly-owned subsidiary Victoria Electric Holdings, Inc., owns 100% of Victoria Electric, Inc.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Electric, Inc., has an investment of approximately $18,679,874 in Victoria Holdings, Inc.

(c)  Ratio of debt to common equity of Victoria Electric, Inc. - Not applicable.

     Accumulated losses of Victoria Electric, Inc. - $27,561,860.

(d)  None.


Part II:

Exhibit H-1 and I-1 - not applicable.

--------------------------------

EI UK Holdings, Inc., Avon Energy Partners Holdings, Avon Energy Partners plc
-----------------------------------------------------------------------------
and Midlands Electricity plc
----------------------------

Part I.

(a) At December 31, 1998, GPU Electric, Inc. through its wholly-owned subsidiary EI UK Holdings, Inc. (EIUK), owned a 50% interest in Avon Energy Partners Holdings which owned 100% of Avon Energy Partners plc, which in turn, owned 100% of Midlands Electricity plc (Midlands).

     Midlands is an English regional electric company which supplies and distributes electricity to 2.2 million customers in England. Midlands also owns a generation business that produces electricity both domestically and internationally, and a gas supply company that provides natural gas to 8,000 customers in England.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Electric, Inc., has invested approximately $568 million in Midlands.

     As of December 31, 1998, EIUK has outstanding approximately $373 million of the initial $561 million, through a GPU, Inc. guaranteed five-year bank term loan facility, which was used to fund its investment in Avon Energy Partners Holdings.

(c)  Ratio of debt to common equity of Midlands Electricity - .162:1

     Accumulated earnings of Midlands Electricity - $2,283,900,000

(d)  None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to Midlands is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Midlands as of and for the year ended December 31, 1998 are provided in Exhibit I-1.

--------------------------------

GPU Australia Holdings, Inc., Austran Holdings, Inc., GPU PowerNet Pty. Ltd.,
-----------------------------------------------------------------------------
GPU PowerNet Investment, Pty. Ltd. and Austran Investment Pty. Ltd.
-------------------------------------------------------------------

Part I.

(a) At December 31, 1998, GPU Electric, Inc. through its wholly-owned subsidiary GPU Australia Holdings, Inc. owned a 100% interest in Austran Holdings, Inc., which in turn owned 100% of GPU PowerNet Pty. Ltd. (GPU PowerNet).

     GPU PowerNet is an Australian regional electric transmission company which serves electricity to 4.5 million customers in the State of Victoria.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Electric, Inc., has invested approximately $1.9 billion in GPU PowerNet.

     As of December 31, 1998, GPUI Australia Holdings, Inc., had outstanding $350 million of debt, through a GPU, Inc. guaranteed five-year bank term loan facility, to partially fund its investment in GPU PowerNet.

     As of December 31, 1998, Austran Holdings, Inc., has outstanding approximately $884 million, of its initial $1.4 billion, through a non-recourse senior debt facility, which was used to fund the remaining investment in GPU PowerNet. In addition, Austran Holdings, Inc. entered into a $306 million commercial paper program to refinance the maturing portion of its non-recourse senior debt facility.

(c)  Ratio of debt to common equity of GPU PowerNet - 727.7:1

     Accumulated earnings of GPU PowerNet - $2,227,564

(d)  None.

Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to GPU PowerNet is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Australia Holdings, Inc., Austran Holdings, Inc., GPU PowerNet Pty. Ltd., GPU PowerNet Investment, Pty. Ltd. and Austran Investment Pty. Ltd. as of and for the year ended December 31, 1998 are provided in Exhibit I-1 as part of GPU Electric, Inc.'s consolidating financial statements.

Part III.

GPU's aggregate investment in EWG's and FUCO's at December 31, 1998, was as follows*:

                    EWG's:          $    132,616,000
                    FUCO's:         $  1,071,387,000

GPU's aggregate capital investment in domestic public utility subsidiary companies at December 31, 1998 was approximately $3,012,500,000.

Ratio of GPU's aggregate investment of EWG's and FUCO's to GPU's aggregate investment in domestic public utility subsidiary companies at December 31, 1998, was as follows:

                    EWG's:          .04:1
                    FUCO's:         .36:1


*Pursuant to Rule 53(a)(1)(i) under the Public Utility Holding Company Act of 1935, aggregate investment as stated herein Part III includes all amounts invested, or committed to be invested, in foreign utility companies (FUCO) and exempt wholesale generators (EWG), for which there is recourse, directly or indirectly, to the registered holding company.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                                 Page
                                                               ------
Consolidating Financial Statements, Schedules and Notes
-------------------------------------------------------

 -  Report of Independent Accountants.                             55

 -  Consolidating Financial Statements of GPU, Inc.             56-68
    for 1998.

 -  Combined Notes 1 through 15 to Consolidated Financial
    Statements incorporated herein by reference, in Exhibit
    A (page 69), in the GPU, Inc. Annual Report on Form 10-K for 1998(Item 8 of 10-K).

 -  Combined Notes 1 through 15 to Consolidated Financial
    Statements incorporated herein by reference, in Exhibit
    A (page 69)in the Jersey Central Power & Light Company
    Annual Report on Form 10-K for 1998(Item 8 of 10-K).

 -  Combined Notes 1 through 15 to Consolidated Financial
    Statements incorporated herein by reference, in Exhibit
    A (page 69)in the Metropolitan Edison Company
    Annual Report on Form 10-K for 1998(Item 8 of 10-K).

 -  Combined Notes 1 through 15 to Consolidated Financial
    Statements incorporated herein by reference, in Exhibit
    A (page 69)in the Pennsylvania Electric Company
    Annual Report on Form 10-K for 1998(Item 8 of 10-K).

 -  Exhibits                                                       69

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of GPU, Inc.

In our opinion, the consolidated financial statements listed in Item 10 of this Form U5S present fairly, in all material respects, the financial position of GPU, Inc. and Subsidiary Companies at December 31, 1998 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for the opinion expressed above.

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplementary consolidating information and the financial statement exhibits of the individual companies listed in Item 10 of this Form U5S are presented for purposes of additional analysis rather than to present the financial position, results of operations, and cash flows of the individual companies, and are not a required part of the consolidated financial statements. The supplementary consolidating information and the financial statement exhibits have been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the consolidated financial statements taken as a whole.


                               PricewaterhouseCoopers LLP


New York, New York
February 3, 1999

                                                                 GPU, Inc. and Subsidiary Companies
                                                                     Consolidating Balance Sheet
                                                                           December 31, 1998
                                    ------------------------------------------------------------
                                                                             (In Thousands)
                                     GPU, Inc. and

                                      Subsidiary     Eliminations                 Jersey Central  Metropolitan  Pennsylvania
                                       Companies          and                     Power & Light      Edison      Electric     GPU
ASSETS                               Consolidated     Adjustments     GPU, Inc.      Company        Company       Company    Telcom
                                     -------------  ---------------  -----------  --------------  ------------  -----------  ------
Utility Plant:
    In service, at original cost       $11,025,439                                    $4,755,273    $2,247,627   $2,802,360
    Less, accumulated depreciation       4,460,341                                     2,217,108     1,008,438    1,175,842
                                       -----------                                    ----------    ----------  -----------
       Net utility plant in service      6,565,098                                     2,538,165     1,239,189    1,626,518
    Construction work in progress           94,005                                        48,126        19,380       18,862 $ 1,295
    Other, net                             145,792                                        98,491        27,819       19,482
                                       -----------                                    ----------    ----------  -----------  ------
       Net utility plant                 6,804,895                                     2,684,782     1,286,388    1,664,862   1,295
                                       -----------                                    ----------    ----------  -----------  ------


Other Property and Investments:
    Common stock of subsidiaries                 -    $3,591,292(A)  $3,591,292
    GPU International Group
     investments, net                      682,125
    Nuclear decommissioning trusts,
     at market                             716,274                                       422,277       211,194       82,203
    Nuclear fuel disposal trust, at
     market                                116,871                                                     116,871
    Goodwill, net                          545,262
    Other, net                             239,411                         6,440           9,596        11,742        7,705     349
                                       -----------                    ----------      ----------    ----------  -----------  ------
       Total other property and
        investments                      2,299,943     3,591,292       3,597,732         548,744       222,936       90,508     349
                                       -----------    ----------      ----------      ----------    ----------  -----------  ------


Current Assets:
    Cash and temporary cash
     investments                            72,755                         2,356           1,850           442        2,750   3,845
    Special deposits                        62,673                                         6,047         1,062        2,632
    Accounts receivable:
       Customers, net                      286,278                                       152,120        60,012       69,887   2,492
       Other                               126,088       268,341(B,C,      5,680          32,562        41,895       28,893      35
    Unbilled revenues                      144,076               D)                       56,391        43,687       43,998
    Materials and supplies, at
     average cost
       or less:
       Construction and maintenance        155,827                                        79,863        24,727       39,452
       Fuel                                 42,697                                        13,144        12,218       17,107
    Investment held for sale                48,473
    Deferred energy costs
    Deferred income taxes                   47,521                                        20,812         2,945        7,589
    Prepayments                             76,021        12,909             140          27,648        20,616       31,551       5
    Other, net                                             6,177
                                                      ----------                                                             ------
       Total current assets              1,062,409       287,427           8,176         390,437       207,604      243,859   6,377
                                       -----------    ----------      ----------      ----------    ----------  -----------  ------

Deferred Debits and Other Assets:
    Regulatory assets:
      Competitive transition charge      1,023,815                                                     680,213      343,602
      Other regulatory assets, net       2,882,413                                       753,885       921,934    1,206,594
                                       -----------                                    ----------    ----------  -----------
        Total regulatory assets          3,906,228                                       753,885     1,602,147    1,550,196
    Deferred income taxes                2,004,278                                       179,237       714,202      951,471      98
    Other                                  210,356        14,244(E)          232          25,037        31,692       23,911
                                       -----------    ----------      ----------      ----------    ----------  -----------  ------
       Total deferred debits and
        other assets                     6,120,862        14,244             232         958,159     2,348,041    2,525,578      98
                                       -----------    ----------      ----------      ----------    ----------  -----------  ------
       Total Assets                    $16,288,109    $3,892,963      $3,606,140      $4,582,122    $4,064,969   $4,524,807 $ 8,119
                                       ===========    ==========      ==========      ==========    ==========  ===========  ======

The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating

                      GPU, Inc. and Subsidiary Companies
                          Consolidating Balance Sheet
                               December 31, 1998
                      ----------------------------------
                                (In Thousands)

                                                    GPU              GPU        GPU       GPU         GPU        GPU        GPU
                                                  Advanced       Generation  Service   Nuclear   International  Power      Capital
ASSETS                                          Resources, Inc.      Inc.      Inc.      Inc.         Inc.       Inc.        Inc.
                                                ---------------  ----------  --------  --------  -------------  -----      -------
Utility Plant:
    In service, at original cost                                             $ 76,774                                     $1,143,405
    Less, accumulated depreciation                                             31,581                                         27,372
                                                                             --------                                     ----------
       Net utility plant in service                                            45,193                                      1,116,033
    Construction work in progress                                                                                              6,342
    Other, net
                                                                             --------                                      ---------
       Net utility plant                                                       45,193                                      1,122,375
                                                                             --------                                      ---------

Other Property and Investments:
    Common stock of subsidiaries
    GPU International Group investments, net                                                     $ 80,614      $ 25,891      575,620
    Nuclear decommissioning trusts, at market
    Nuclear fuel disposal trust, at market
    Goodwill, net                                                                                  15,792         6,743      522,727
    Other, net                                          $   115    $    759  $ 20,959   $ 1,467    86,843        81,374       12,062
                                                        -------    --------  --------   -------  --------      --------   ----------
       Total other property and investments                 115         759    20,959     1,467   183,249       114,008    1,110,409
                                                        -------    --------  --------   -------  --------      --------   ----------

Current Assets:
    Cash and temporary cash investments                     757          90        10        55     4,589        23,786       32,225
    Special deposits                                                    211       103       317    11,643        40,658
    Accounts receivable:
       Customers, net                                     1,767
       Other                                                  5     107,560    29,330    64,444    40,774         7,635       35,616
    Unbilled revenues
    Materials and supplies, at average cost
       or less:
       Construction and maintenance                                                                   675         5,080        6,030
       Fuel                                                                                           228
    Investment held for sale                                                                       20,846                     27,627
    Deferred energy costs
    Deferred income taxes                                                                           5,843         1,139        9,193
    Prepayments                                               7       4,926        51               1,922         1,407          657
    Other, net                                                                                      6,177
                                                        -------    --------  --------   -------  --------      --------   ----------
       Total current assets                               2,536     112,787    29,494    64,816    92,697        79,705      111,348
                                                        -------    --------  --------   -------  --------      --------   ----------

Deferred Debits and Other Assets:
    Regulatory assets:
      Competitive transition charge
      Other regulatory assets, net
        Total regulatory assets
    Deferred income taxes                                            14,539    18,490    31,876    34,374                     59,991
    Other                                                             4,439     4,750     1,396    87,203        43,449        2,491
                                                        -------    --------  --------   -------  --------      --------   ----------
       Total deferred debits and other assets                        18,978    23,240    33,272   121,577        43,449       62,482
                                                        -------    --------  --------   -------  --------      --------   ----------
       Total Assets                                     $ 2,651    $132,524  $118,886   $99,555  $397,523      $237,162   $2,406,614
                                                        =======    ========  ========   =======  ========      ========   ==========

_____________________
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating financial statements.

                      GPU, Inc. and Subsidiary Companies
                          Consolidating Balance Sheet
                               December 31, 1998
                      ----------------------------------
                                (In Thousands)

                                  GPU, Inc. and
                                 Subsidiary      Eliminations                   Jersey Central   Metropolitan  Pennsylvania
                                 Companies       and                            Power & Light    Edison        Electric      GPU
LIABILITIES AND CAPITAL          Consolidated    Adjustments      GPU, Inc.     Company          Company       Company       Telecom
                                 -------------   ------------     -----------   --------------   ------------  ------------  -------
Capitalization:
    Common stock                   $   331,958     $  326,049      $  331,958       $  153,713    $    66,273    $  105,812
     Capital surplus                 1,011,310      1,766,772       1,011,310          510,769        370,200       285,486   $3,000
    Retained earnings                2,230,425      1,529,775       2,230,425          893,016        234,066       367,653    2,063
   Accumulated other
    comprehensive income/(loss)        (31,304)       (31,304)        (31,304)            (425)        16,520         8,353
                                   -----------     ----------      ----------       ----------     ----------    ----------  -------
       Total                         3,542,389      3,591,292 (A)   3,542,389        1,557,073        687,059       767,304    5,063
    Less: reacquired common
     stock, at cost                     77,741                         77,741
                                   -----------     ----------      ----------       ----------     ----------    ----------  -------
       Total common
        stockholders' equity         3,464,648      3,591,292       3,464,648        1,557,073        687,059       767,304    5,063
    Cumulative preferred stock:
       With mandatory redemption        86,500                                          86,500
       Without mandatory
        redemption                      66,478                                          37,741         12,056        16,681
    Subsidiary-obligated
      mandatorily redeemable
      preferred securities             330,000                                         125,000        100,000       105,000
    Long-term debt                   3,825,584         14,244(E)                     1,173,532        546,904       626,434
                                   -----------     ----------      ----------       ----------     ----------    ----------  -------
       Total capitalization          7,773,210      3,605,536       3,464,648        2,979,846      1,346,019     1,515,419    5,063
                                   -----------     ----------      ----------       ----------     ----------    ----------  -------

Current Liabilities:
    Securities due within one
     year                              563,683          4,538                            2,512         30,024        50,012
    Notes payable                      368,607                         69,100          122,344         79,540        86,023
    Obligations under capital
     leases                            126,480                                          85,366         27,135        13,979
    Accounts payable                   394,815        262,985(B)          551          121,094        178,323        94,959    2,666
    Taxes accrued                       92,339         18,265(C)                         5,559         19,463        32,755      149
    Deferred energy                      2,411                                           2,411
    Interest accrued                    81,931          1,639              62           26,678         16,747        19,700
    Other                              377,594                         70,419          104,408         42,598        37,272
                                   -----------     ----------      ----------       ----------     ----------    ----------  -------
       Total current liabilities     2,007,860        287,427         140,132          470,372        393,830       334,700    2,815
                                   -----------     ----------      ----------       ----------     ----------    ----------  -------

Deferred Credits and Other
 Liabilities:
    Deferred income taxes            3,044,947                                         670,961      1,010,982     1,338,235
    Unamortized investment tax
     credits                           114,308                                          50,225         27,157        36,926

    Three Mile Island Unit 2
     future costs                      483,515                                         120,904        241,707       120,904
    Nuclear fuel disposal fee          189,138                                         141,270         31,912        15,956
    Nonutility generation
     contract loss                                                                                    787,440     1,016,380
      liability                      1,803,820
    Minority interest                   44,344
    Other                              826,967                          1,360          148,544        225,922       146,287      241
                                   -----------     ----------      ----------       ----------     ----------    ----------  -------
       Total deferred credits
        and other Liabilities        6,507,039                          1,360        1,131,904      2,325,120     2,674,688      241
                                   -----------     ----------      ----------       ----------     ----------    ----------  -------
       Total Liabilities and
        Capital                    $16,288,109     $3,892,963      $3,606,140       $4,582,122     $4,064,969    $4,524,807   $8,119
                                   ===========     ==========      ==========       ==========     ==========    ==========  =======

--------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating financial statements.

                      GPU, Inc. and Subsidiary Companies
                          Consolidating Balance Sheet
                               December 31, 1998
                      ----------------------------------
                                (In Thousands)

                                                 GPU             GPU         GPU        GPU          GPU           GPU         GPU
                                               Advanced      Generation    Service    Nuclear   International     Power      Capital
LIABILITIES AND CAPITAL                    Resources, Inc.      Inc.         Inc.       Inc.         Inc.         Inc.        Inc.
                                           ----------------  -----------  ----------  --------  --------------  ---------  ---------
Capitalization:
    Common stock                                               $     50    $     50    $    50     $    100    $     1  $
    Capital surplus                                $ 7,000                                          144,468     97,849    348,000
    Retained earnings                               (6,911)                                          (14,521)       769    53,640
    Accumulated other comprehensive
     income/(loss)                                                 (216)     (3,933)                  2,901          1    (54,505)
                                                   -------      -------    --------    -------     --------   --------    -------
       Total                                            89         (166)     (3,883)        50      132,948     98,620    347,135
    Less: reacquired common stock,
         at cost
                                                   -------      -------    --------    -------     --------   --------    -------
       Total common stockholders' equity                89         (166)     (3,883)        50      132,948     98,620    347,135
    Cumulative preferred stock:
       With mandatory redemption
       Without mandatory redemption
    Subsidiary-obligated mandatorily
      redeemable preferred securities
    Long-term debt                                                           22,000                             36,694  1,434,264
                                                  --------     --------    --------    -------     --------   --------  ---------
       Total capitalization                             89         (166)     18,117         50      132,948    135,314  1,781,399
                                                  --------     --------    --------    -------     --------   --------  ---------

Current Liabilities:
    Securities due within one year                                                                              32,285    453,388
    Notes payable                                                                                    11,600
    Obligations under capital leases
    Accounts payable                                 1,126       85,530      53,119     54,999       41,060     14,591      9,782
    Taxes accrued                                      670        1,062         174      2,149                     410     48,213
    Deferred energy
    Interest accrued                                                 69         383        718                   2,521     16,692
    Other                                              608       17,398      16,614     21,025       12,884      3,625     50,743
                                                   -------     --------    --------    -------     --------   --------  ---------
       Total current liabilities                     2,404      104,059      70,290     78,891       65,544     53,432    578,818
                                                   -------     --------    --------    -------     --------   --------  ---------

Deferred Credits and Other Liabilities:
    Deferred income taxes                              158           99       8,347        668        9,290        361      5,846
    Unamortized investment tax credits
    Three Mile Island Unit 2 future
      costs
    Nuclear fuel disposal fee
    Nonutility generation contract loss
    liability
    Minority interest                                                                                           44,344
    Other                                                        28,532      22,132     19,946      189,741      3,711     40,551
                                                   -------     --------    --------    -------     --------   --------  ---------
       Total deferred credits and other
         Liabilities                                   158       28,631      30,479     20,614      199,031     48,416     46,397
                                                   -------     --------    --------    -------     --------   --------  ---------

       Total Liabilities and Capital               $ 2,651     $132,524    $118,886    $99,555     $397,523   $237,162 $2,406,614
                                                   =======     ========    ========    =======     ========   ======== ==========

___________________
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating financial statements.

                      GPU, Inc. and Subsidiary Companies
                 Consolidating Statement of Retained Earnings
                 For the Twelve Months Ended December 31, 1998
               -------------------------------------------------
                                (In Thousands)

                                GPU, Inc. and
                                 Subsidiary   Eliminations                      Jersey Central  Metropolitan    Pennsylvania  GPU
                                 Companies        and                           Power & Light      Edison       Electric     Telcom
                                Consolidated  Adjustments           GPU, Inc.      Company        Company        Company      Inc .
                                ------------  ------------------   -----------  --------------  ------------    ---------    -------
Operating Revenues              $4,248,792   $   87,124(B,C,                       $2,069,648      $919,594     $1,032,226   $16,115
                                                                                   ----------      --------     ----------   -------

                                                        H,J)
Equity in Earnings of
 Subsidiaries                            -      397,699(A)          $397,699
                                ----------   ----------             --------
Services Rendered at Cost
 to Affiliated
      Companies                          -      799,947(D,E,F)
                                ----------   ----------
Services Rendered to
 Non-Affiliated
      Companies                          -      390,359(D,E,F)
                                ----------   ----------
Operating Expenses:
    Fuel                           407,105      465,333(D,J)                           86,431        99,511        176,548
    Power purchased and
     interchanged:
        Affiliates                       -       78,138(C)                             57,643        17,766          2,729
        Others                   1,122,841                                            658,742       220,095        233,395
    Deferral of energy and
     capacity costs,
      net                          (25,542)                                           (25,542)
    Other operation and
     maintenance                 1,106,913      703,139(B,C,D,E        4,562          485,054       247,189        275,107    12,722

                                                        F,H)
    Depreciation and
     amortization                  522,094        4,897(E,H)                          250,675       109,148        109,800
    Taxes, other than
     income taxes                  219,302       22,901(D,E,F)           151           94,586        58,459         63,874
                                ----------   ----------             --------       ----------      --------     ----------   -------

        Total operating
        expenses                 3,352,713    1,274,408                4,713        1,607,589       752,168        861,453    12,722
                                ----------   ----------             --------       ----------      --------     ----------   -------

Operating income before
 income taxes                      896,079      400,721              392,986          462,059       167,426        170,773     3,393

    Income taxes                   238,241        1,063(D,E,F)                        164,445        42,979         45,150     1,498
                                ----------   ----------             --------       ----------      --------     ----------   -------

Operating Income                   657,838      399,658              392,986          297,614       124,447        125,623     1,895
                                ----------   ----------             --------       ----------      --------     ----------   -------


Other Income and Deductions:
    Allowance for other funds
      used
      during construction              916          134(D)                                786                          130
    Equity in undistributed
     earnings/(losses)
      of affiliates                 72,012
    Other income/(expense),
     net                            48,366        3,317(D,E,F,G)        (672)          13,227       (13,539)        (6,429)      271

    Income taxes                    (1,848)                                            19,367         5,556          2,613
                                ----------   ----------             --------       ----------      --------     ----------   -------

        Total other income
        and deductions             119,446        3,451                 (672)          33,380        (7,853)        (3,816)      271
                                ----------   ----------             --------       ----------      --------     ----------   -------

Income Before Interest
 Charges and
  Preferred Dividends              777,284      403,109              392,314          330,994       116,594        121,807     2,166
                                ----------   ----------             --------       ----------      --------     ----------   -------


Interest Charges and
 Preferred Dividends:
    Interest on long-term
     debt                          318,396        4,481(E,G,J)                         87,261        42,493         47,729
    Other interest                  35,053        1,083(E,F,G)         6,433           12,229         8,194          8,197
    Allowance for borrowed
     funds used during
      Construction                  (4,348)        (154)(D)                            (1,638)         (813)        (1,897)
    Dividends on
     subsidiary-obligated
      mandatorily redeemable
      preferred securities          28,888                                             10,700         9,000          9,188
    Preferred stock
     dividends of
     subsidiaries
     net of gain on
      reacquisition                 11,243      (11,243)(A)
                                ----------   ----------             --------       ----------      --------     ----------   -------

        Total interest
        charges and
        preferred dividends        389,232       (5,833)               6,433          108,552        58,874         63,217
                                ----------   ----------             --------       ----------      --------     ----------   -------


Minority interest net
 (income)/loss                      (2,171)
                                ----------   ----------             --------       ----------      --------     ----------   -------


Income before extraordinary item   385,881      408,942              385,881          222,442        57,720         58,590     2,166

Extraordinary item- PA
 Restructuring Orders,
  net of income taxes              (25,755)     (25,755)             (25,755)                        (6,805)       (18,950)
                                ----------   ----------             --------       ----------      --------     ----------   -------


Net Income                      $  360,126   $  383,187(A)          $360,126       $  222,442      $ 50,915     $   39,640   $ 2,166
                                ==========   ==========             ========       ==========      ========     ==========   =======

_________________________
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from one respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating financial statements.

                      GPU, Inc. and Subsidiary Companies
                       Consolidating Statement of Income
                 For the Twelve Months Ended December 31, 1998
              ---------------------------------------------------
                                (In Thousands)

                                                  GPU              GPU        GPU       GPU         GPU         GPU        GPU
                                               Advanced         Generation  Service   Nuclear   International  Power      Capital
                                               Resources, Inc.  Inc.        Inc.      Inc.      Inc.           Inc.       Inc.
                                               ---------------  ----------  --------  --------  -------------  --------   ---------
Operating Revenues                                     $10,938                                       $ 72,256   $33,136    $182,000
                                                       -------                                  -------------  --------   ---------

Equity in Earnings of Subsidiaries
Services Rendered at Cost to Affiliated
      Companies                                                   $326,782  $104,423  $368,742
                                                                  --------  --------  --------
Services Rendered to Non-Affiliated
      Companies                                                    390,213       118        28
                                                                  --------  --------  ---------
Operating Expenses:
    Fuel                                                           465,333                             30,326    14,289
    Power purchased and interchanged:
        Affiliates
        Others                                          10,609
    Deferral of energy and capacity costs,
      net
    Other operation and maintenance                      3,844     241,470    92,784   359,899         40,776    12,055      34,590
    Depreciation and amortization                                              4,897                    4,560     5,844      42,067
    Taxes, other than income taxes                                   9,979     4,365     8,557            492       103       1,637
                                                       -------    --------  --------  --------  -------------  --------   ---------
        Total operating expenses                        14,453     716,782   102,046   368,456         76,154    32,291      78,294
                                                       -------    --------  --------  --------  -------------  --------   ---------
Operating income before income taxes                    (3,515)        213     2,495       314         (3,898)      845     103,709
    Income taxes                                        (1,230)        391     1,086      (414)        (1,796)     (105)    (12,700)
                                                       -------    --------  --------  --------  -------------  --------   ---------

Operating Income                                        (2,285)       (178)    1,409       728         (2,102)      950     116,409
                                                       -------    --------  --------  --------  -------------  --------   ---------



Other Income and Deductions:
    Allowance for other funds used
      during construction                                              134
    Equity in undistributed earnings/
      (losses) of affiliates                                                                            7,523     2,718      61,771
    Other income/(expense), net                             83        (110)      616      (329)        17,848     6,045      34,672
    Income taxes                                           (29)                                       (10,899)     (824)    (17,632)
                                                       -------    --------  --------  --------  -------------  --------   ---------
        Total other income and deductions                   54          24       616      (329)        14,472     7,939      78,811
                                                       -------    --------  --------  --------  -------------  --------   ---------

Income Before Interest Charges and
  Preferred Dividends                                   (2,231)       (154)    2,025       399         12,370     8,889     195,220
                                                       -------    --------  --------  --------  -------------  --------   ---------

Interest Charges and Preferred Dividends:
    Interest on long-term debt                                                 1,341                      748     4,219     139,086
    Other interest                                                               684       399
    Allowance for borrowed funds used during
      Construction                                                    (154)
    Dividends on subsidiary-obligated
         mandatorily redeemable
         preferred securities
    Preferred stock dividends of subsidiaries
                                                       -------    --------  --------  --------  -------------  --------   ---------
       Total interest charges and preferred
         dividends                                                    (154)    2,025       399            748     4,219     139,086
                                                       -------    --------  --------  --------  -------------  --------   ---------

Minority interest net income                                                                                     (2,171)
                                                       -------    --------  --------  --------  -------------  --------   ---------
Income before extraordinary item                        (2,231)                                        11,622     2,499      56,134
Extraordinary item- PA Restructuring Orders,
  net of income taxes
                                                       -------    --------  --------  --------  -------------  --------   ---------
Net Income                                             $(2,231) $   -       $   -     $   -          $ 11,622   $ 2,499    $ 56,134
                                                       =======    ========  ========  ========  =============  ========   =========

--------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating financial statements.

                      GPU, Inc. and Subsidiary Companies
                 Consolidating Statement of Retained Earnings
                 For the Twelve Months Ended December 31, 1998
               -------------------------------------------------
                                (In Thousands)

                                  GPU, Inc. and
                                   Subsidiary   Eliminations               Jersey Central  Metropolitan  Pennsylvania  GPU
                                   Companies        and                    Power & Light      Edison     Electric     Telcom
                                  Consolidated  Adjustments    GPU, Inc.      Company        Company      Company      Inc .
                                  ------------  ------------  -----------  --------------  ------------  ---------  --------
Balance at beginning of period      $2,140,712    $1,509,683   $2,140,712        $875,639      $268,634   $393,708   $ (103)

   Net income/(loss)                   360,126       383,187      360,126         222,442        50,915     39,640    2,166

Cash dividends declared
       on common stock                (263,561)                  (263,561)

     Cash dividends declared
       on common stock of
       subsidiary companies                  -      (345,000)                    (195,000)      (85,000)   (65,000)

     Cash dividends on cumulative
       preferred stock                       -       (11,243)                     (10,065)         (483)      (695)

   Redemption of preferred stock


   Other adjustments, net               (6,852)       (6,852)      (6,852)
                                   -----------   -----------  -----------     -----------    ----------   --------  --------

Balance at end of period           $ 2,230,425   $ 1,529,775  $ 2,230,425     $   893,016    $  234,066   $367,653  $ 2,063
                                   ===========   ===========  ===========     ===========    ==========   ========  ========

--------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by Reference from the respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating financial statements.

                      GPU, Inc. and Subsidiary Companies
                 Consolidating Statement of Retained Earnings
                 For the Twelve Months Ended December 31, 1998
            -------------------------------------------------------
                                (In Thousands)

                                        GPU            GPU        GPU      GPU         GPU           GPU        GPU
                                      Advanced      Generation  Service  Nuclear  International     Power     Capital
                                  Resources, Inc.      Inc.      Inc.     Inc.         Inc.         Inc.       Inc.
                                  ----------------  ----------  -------  -------  --------------  ---------  ---------
Balance at beginning of period       $(4,680)         $   -       $   -    $   -       $(19,291)   $(1,730)   $(2,494)

   Net income                         (2,231)                                            11,622      2,499     56,134

   Cash dividends declared
    on common stock

   Cash dividends declared
    on common stock of
    subsidiary companies

   Cash dividends on
    cumulative preferred
    stock

   Other adjustments, net                                                                (6,852)
                                     -------          -----       -----    -----       --------    -------    -------

Balance at end of period             $(6,911)         $   -       $   -    $   -       $(14,521)   $   769    $53,640
                                     =======          =====       =====    =====       ========    =======    =======

--------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating financial statements.

                                          GPU, Inc. and Subsidiary Companies
                                       Consolidating Statement of Comprehensive Income
                                        For the Twelve Months Ended December 31, 1998
                                    ----------------------------------------------------
                                                  (In Thousands)

                                     GPU, Inc. and
                                       Subsidiary    Eliminations               Jersey Central   Metropolitan   Pennsylvania
                                       Companies          and                    Power & Light      Edison        Electric
                                      Consolidated    Adjustments   GPU, Inc.       Company         Company        Company
                                     --------------  -------------  ----------  ---------------  -------------  -------------
Net income                                $360,126       $383,187    $360,126         $222,442        $50,915        $39,640

Other comprehensive income/(loss),
       net of tax:

     Net unrealized gains on
       investments                           8,987          8,987       8,987                           4,148          2,064

     Foreign currency translation           (9,461)        (9,461)     (9,461)

     Minimum pension liability              (1,534)        (1,534)     (1,534)            (425)          (115)           (43)
                                          --------       --------    --------       ----------   ------------   ------------

       Total other comprehensive
         income/(loss)                     ( 2,008)        (2,008)     (2,008)            (425)         4,033          2,021
                                          --------       --------    --------       ----------   ------------   ------------
Comprehensive income                      $358,118       $381,179    $358,118         $222,017        $54,948        $41,661
                                          ========       ========    ========       ==========   ============   ============

                                              GPU
                                             Telcom
                                              Inc.
                                             ------
 Net income                                  $2,166

 Other comprehensive income/(loss),
        net of tax:

      Net unrealized gains on
        investments

      Foreign currency translation

      Minimum pension liability
                                             ------

        Total other comprehensive
          income/(loss)
                                             ------
 Comprehensive income                        $2,166
                                             ======

--------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating financial statements.

                                                      GPU, Inc. and Subsidiary Companies
                                                Consolidating Statement of Comprehensive Income
                                                 For the Twelve Months Ended December 31, 1998
                                                -----------------------------------------------
                                                                (In Thousands)

                                        GPU             GPU        GPU       GPU         GPU         GPU       GPU
                                      Advanced      Generation   Service   Nuclear  International   Power    Capital
                                  Resources, Inc.      Inc.        Inc.     Inc.        Inc.        Inc.      Inc.
                                  ----------------  -----------  --------  -------  -------------  -------  ---------
Net income                            $    (2,231)  $        -   $     -   $    -   $  11,622      $ 2,499  $ 56,134

Other comprehensive
  income/(loss), net of tax:

     Net unrealized gains on
       investments                                                                      2,898                   (123)

     Foreign currency
       translation                                                                          3            1    (9,465)

     Minimum pension liability                            (130)     (821)
                                       ----------    ---------    ------    -----    --------       ------   -------

         Total other
           comprehensive
           income/(loss)                        -         (130)     (821)       -       2,901            1    (9,588)
                                       ----------    ---------    ------    -----    --------       ------   -------

Comprehensive income                  $    (2,231)  $     (130)  $  (821)  $    -   $  14,523      $ 2,500  $ 46,546
                                       ==========    =========    ======    =====    ========       ======   =======

--------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating financial statements.

                                                                   GPU, Inc. and Subsidiary Companies
                                                                 Consolidating Statement of Cash Flows
                                                             For the Twelve Months Ended December 31, 1998
                                     ----------------------------------------------------------------------------------------------
                                                                             (In Thousands)
                                     GPU, Inc. and
                                       Subsidiary      Eliminations                   Jersey Central   Metropolitan   Pennsylvania
                                       Companies           and                         Power & Light      Edison        Electric
                                      Consolidated     Adjustments       GPU, Inc.        Company         Company        Company
                                     --------------  ----------------  -------------  ---------------  -------------  -------------
Operating Activities:
---------------------
 Net income                            $   360,126   $ 383,187(A)      $ 360,126           $ 222,442       $ 50,915       $ 39,640
 Extraordinary item, net of income
  tax benefit of
   $16,300                                  25,755                                                            6,805         18,950
                                        ----------    --------          --------            --------        -------        -------
 Income before extraordinary item          385,881     383,187           360,126             222,442         57,720         58,950
 Adjustments to reconcile income
  to cash provided:
   Equity in earnings of
    subsidiaries                                      (371,944)(A)      (371,944)
   Equity in undistributed
    (earnings)/losses of
       affiliates,net of
        distributions received             (44,621)
   Depreciation and amortization           552,795                                           277,950        114,961        107,239
   Amortization of property under
    capital leases                          49,913                                            26,739         14,666          7,319
   Gain on sale of investments             (43,548)
   PaPUC restructuring rate orders          68,500                                                           32,900         35,600
   Nuclear outage maintenance
    costs, net                               3,105                                            (6,640)         6,494          3,251
   Deferred income taxes &
    investment tax credits, net           (165,860)                                          (41,865)       (23,152)       (15,496)
   Deferred energy and capacity
    costs, net                             (24,482)                                          (24,482)
   Allowance for other funds used
    during construction                       (916)                                             (786)          (130)
 Changes in working capital:
   Receivables                              91,285      (7,864)(A)        (2,503)(A)          (6,436)           433         (1,776)
   Materials and supplies                      704                                             3,863         (1,911)        (1,310)
   Special deposits and prepayments        (18,514)    (12,908)               21             (12,450)       (13,861)        (1,878)
   Payables and accrued liabilities        (18,645)     21,078(A)          1,152             (12,276)        10,446         16,709
   Due to/from affiliates                                                  3,015              10,723          1,333         21,467
 Nonutility generation contract
  buyout costs                             (54,018)                                          (15,000)       (32,917)        (6,101)
 Other, net                                 15,597                         7,506              13,091          6,566        (31,479)
   Net cash provided (required) by
                                        ----------    --------          --------            --------        -------        -------
    operating activities                   797,176      11,549            (2,627)            434,873        173,548        192,135
                                        ----------    --------          --------            --------        -------        -------
Investing Activities:
 Capital expenditures and
  investments:
   GPU Energy companies                   (328,452)                                         (154,918)       (75,068)       (89,550)
   GPU International Group
    investments                           (139,771)
 Contributions to decommissioning
  trusts                                   (51,039)                                          (28,003)       (17,766)        (5,270)
 Proceeds from sale of investments         160,244
 Other, net                                (37,876)      7,675(B)           (357)            (10,720)           465           (520)
   Net cash (used for) provided by
                                        ----------    --------          --------            --------        -------        -------
    investing activities                  (396,894)      7,675              (357)           (193,641)       (92,369)       (95,340)
                                                      --------          --------            --------        -------        -------
Financing Activities:
 Issuance of long-term debt                749,724
 Increase (Decrease) in notes
  payable, net                             (62,292)     (7,675)(B)       (22,500)              7,090         12,261          8,442
 Retirement of long-term debt           (1,036,110)                                              (11)           (22)       (30,011)
 Capital lease principal payments          (50,663)                                          (29,084)       (13,609)        (6,781)
 Issuance of common stock                  269,448                       269,448
 Redemption of preferred stock of
  subsidiaries                             (15,000)                                          (15,000)
 Dividends paid on common stock           (258,058)                     (258,058)
 Dividends paid on common stock -
  Internal                                                               345,000            (195,000)       (85,000)       (65,000)
 Dividends paid on preferred stock
  of subsidiaries                                -     (11,549)(A)                           (10,371)          (483)          (695)
 Termination of interest rate swap
  agreements                                (4,310)
 Cash contributions to subsidiaries                                     (328,550)
   Net cash provided (required) by
                                        ----------    --------          --------            --------        -------        -------
    financing activities                  (407,261)    (19,224)            5,340            (242,376)       (86,853)       (94,045)
Effect of exchange rate changes on
 cash                                       (5,365)
                                        ----------    --------          --------            --------        -------        -------
Net increase (decrease) in cash
 and temporary cash investments
 from above                                (12,344)                        2,356              (1,144)        (5,674)         2,750
Cash and temporary cash
 investments, beginning of year             85,099           -                                 2,994          6,116
                                        ----------    --------          --------            --------        -------        -------
Cash and temporary cash
 investments, end of year              $    72,755   $                 $   2,356           $   1,850       $    442       $  2,750
                                        ==========    ========          ========            ========        =======        =======
Supplemental Disclosure:
 Interest and preferred dividends
  paid                                 $   370,303                     $   6,105           $ 116,942       $ 57,891       $ 64,057
                                        ==========                      ========            ========        =======        =======
 Income taxes paid (refunded)          $   333,994                                         $ 192,335       $ 77,296       $ 46,732
                                        ==========                                          ========        =======        =======
 New capital lease obligations
  incurred                             $    37,793                                         $  32,680       $  3,399       $  1,714
                                        ==========                                          ========        =======        =======
 Common stock dividends declared
  but not paid                         $    65,917                     $  65,917
                                        ==========                      ========

--------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating financial statements.

                                                          GPU, Inc. and Subsidiary Companies
                                                         Consolidating Statement of Cash Flows
                                                     For the Twelve Months Ended December 31, 1998
                                                -----------------------------------------------------
                                                                    (In Thousands)
                                                            GPU        GPU           GPU         GPU         GPU
                                                           Telcom     Advanced    Generation   Service      Nuclear
                                                            Inc.      Resources      Inc.       Inc.         Inc.
                                                          ---------  ----------   ---------    --------   ----------
Operating Activities:
 Net income                                               $ 2,166     $ (2,231)
 Extraordinary item, net of income tax benefit of
   $16,300                                                ---------  ----------
Income before extraordinary item                            2,166       (2,231)
 Adjustments to reconcile income to cash provided:
   Equity in earnings of subsidiaries
   Equity in undistributed (earnings) losses of affiliates,
       net of distributions received
   Depreciation and amortization                                                               $  4,897
   Amortization of property under capital leases                                                  1,189
   Nuclear outage maintenance costs, net
   Deferred income taxes and investment tax credits, net      (98)                $  2,683       (5,034)    $ (4,161)
   Deferred energy and capacity costs, net
   Allowance for other funds used during construction
 Changes in working capital:
   Receivables                                             (2,318)        (326)      7,877        4,961         (586)
   Materials and supplies                                      62
   Special deposits and prepayments                                                 (4,888)       1,135           75
   Payables and accrued liabilities                         1,923         (888)     18,087       (1,613)         494
   Due to/from affiliates                                     400       (1,927)    (35,498)       3,080       (2,562)
 Nonutility generation contract buyout costs
 Other, net                                                   240          (41)     11,748        1,483        6,659
                                                          ---------  ----------   ---------    --------   ----------
   Net cash provided (required) by operating activities     2,375       (5,413)          9       10,098          (81)
                                                          ---------  ----------   ---------    --------   ----------
Investing Activities:
 Capital expenditures and investments:
   GPU Energy companies                                    (1,560)         (34)                  (7,322)
   GPU International Group investments
 Contributions to decommissioning trusts
 Proceeds from sale of investments
 Other, net                                                                                      (1,601)          61
                                                          ---------  ----------   ---------    --------   ----------
   Net cash (used for) provided by investing activities    (1,560)         (34)                  (8,923)          61
                                                          ---------  ----------   ---------    --------   ----------
Financing Activities:
 Issuance of long-term debt
 Increase (Decrease) in notes payable, net
 Retirement of long-term debt
 Capital lease principal payments                                                                (1,189)
 Issuance of common stock
 Redemption of preferred stock of subsidiaries
 Dividends paid on common stock
 Dividends paid on common stock - Internal
 Dividends paid on preferred stock of subsidiaries
 Termination of interest rate swap agreements
 Cash contributions to subsidiaries                         2,800        2,900
                                                          ---------  ----------   ---------    --------   ----------
   Net cash provided (required) by financing activities     2,800        2,900                   (1,189)
                                                          ---------  ----------   ---------    --------   ----------
Effect of exchange rate changes on cash
                                                          ---------  ----------   ---------    --------  -----------
Net increase (decrease) in cash and temporary
 Cash investments from above activities                     3,615       (2,547)          9          (14)         (20)
Cash and temporary cash investments, beginning of year        230        3,304          81           24           75
                                                          ---------  ----------   ---------    --------   ----------
Cash and temporary cash investments, end of year          $ 3,845     $    757     $    90     $     10     $     55
                                                          =========  ==========   =========    ========   ==========

Supplemental Disclosure:
 Interest and preferred dividends paid                                                            1,181          399
                                                                                              ---------   ----------
 Income taxes paid (refunded)                             $ 1,212     $ (1,793)    $  4,274    $  2,915     $  4,213
                                                          =========  ==========   =========   =========   ==========
 New capital lease obligations incurred

Common stock dividends declared but not paid
--------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1998, are an integral part of the consolidating financial statements.

                                                                    GPU, Inc. and Subsidiary Companies
                                                                   Consolidating Statement of Cash Flows
                                                               For the Twelve Months Ended December 31, 1998
                                                           ----------------------------------------------------
                                                                               (In Thousands)
                                                                      GPU               GPU             GPU
                                                                 International         Power          Capital
                                                                      Inc.              Inc.            Inc.
                                                                   ----------      ----------      ------------
Operating Activities:
 Net income                                                         $ 11,622        $   2,499      $     56,134
 Extraordinary item, net of income tax benefit of
   $16,300                                                         ----------      ----------      ------------
 Income before extraordinary item                                     11,622            2,499            56,134
 Adjustments to reconcile income to cash provided:
   Equity in earnings of subsidiaries
   Equity in undistributed (earnings) losses of affiliates,
     net of distributions received                                    13,760           (2,718)          (55,663)
   Depreciation and amortization                                        (163)           5,844            42,067
   Amortization of property under capital leases
   Gain on sale of investments                                        (9,146)                           (34,402)
   PaPUC restructuring orders
   Voluntary enhanced retirement programs
   Nuclear outage maintenance costs, net
   Deferred income taxes and investment tax credits, net             (37,469)             110           (41,378)
   Deferred energy costs and capacity costs, net
   Allowance for other funds used during construction
 Changes in working capital:
   Receivables                                                         3,277           (1,050)           81,868
   Materials and supplies
   Special deposits and prepayments                                    1,423              (90)             (909)
   Payables and accrued liabilities                                    2,684            4,335           (38,620)
   Due to/from affiliates                                             10,591            3,377           (13,999)
 Nonutility generation contract buyout costs
 Other, net                                                           (9,154)           3,556             5,422
                                                                   ----------      ----------      ------------
   Net cash provided (required) by operating activities              (12,575)          15,863               520
                                                                   ----------      ----------      ------------
Investing Activities:
 Capital expenditures and investments:
  GPU Energy companies
  GPU International Group investments                                (21,375)         (59,847)          (58,549)
 Contributions to decommissioning trusts
 Proceeds from sale of investments                                     9,000                            151,244
 Other, net                                                            7,233          (24,762)
                                                                   ----------      ----------      ------------
   Net cash (used for) provided by investing activities               (5,142)         (84,609)           92,695
                                                                    ----------      ----------      ------------
Financing Activities:
 Issuance of long-term debt                                           23,600           25,166           700,958
 Increase (Decrease) in notes payable, net                           (13,500)          (7,675)          (54,085)
 Retirement of long-term debt                                                          (2,194)       (1,003,872)
 Capital lease principal payments
 Redemption of preferred stock of subsidiaries
 Dividends paid on common stock
 Dividends paid on common stock - Internal
 Dividends paid on preferred stock of subsidiaries
 Termination of interest rate swap agreements                                                            (4,310)
 Cash contributions to subsidiaries                                    8,000           64,850           250,000
                                                                   ----------      ----------      ------------
   Net cash provided (required) by financing activities               18,100           80,147          (111,309)
                                                                   ----------      ----------      ------------
Effect of exchange rate changes on cash                                    3                1            (5,369)
                                                                   ----------      ----------      ------------
Net increase (decrease) in cash and temporary
 cash investments from above activities                                  386           11,402           (23,463)
Cash and temporary cash investments, beginning of year                 4,203           12,384            55,688
                                                                    ----------      ----------      ------------
Cash and temporary cash investments, end of year                    $  4,589        $  23,786      $     32,225
                                                                   ===========      ==========      ============
Supplemental Disclosure:
 Interest and preferred dividends paid                              $  1,234        $     902      $    121,592
                                                                   ===========      ==========      ============
 Income taxes paid (refunded)                                       $ 38,451        $    (377)     $    (31,264)
                                                                   ===========      ==========      ============
 New capital lease obligations incurred

Common stock dividends declared but not paid
--------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1998 are an integral part of the consolidating financial statements.

Exhibits
--------

A.       Annual Reports
         --------------

         The following documents are incorporated by reference:

A-1 GPU, Inc. - Annual Report on Form 10-K for 1998 (File No. 1-6047) Jersey Central Power & Light Company - Annual Report on Form 10-K for 1998 (File No. 1-3141)
         Metropolitan Edison Company - Annual Report on Form 10-K for 1998 (File No.1-446)
         Pennsylvania Electric Company -Annual Report on Form 10-K for 1998 (File No.1-3522)

B.       Certificates of Incorporation, Articles of Incorporation, By-Laws,
         ------------------------------------------------------------------
         Partnership Agreements and Other Organizational Documents
         ---------------------------------------------------------

         GPU, GPU Advanced Resources, GPU Telcom, GPU Genco, GPUS & GPUN
         ---------------------------------------------------------------

B-1 Articles of Incorporation of GPU, Inc., as amended through March 27, 1990 - incorporated by reference to Exhibit 3-A to GPU's Annual Report on Form 10-K for 1989, File No. 1-6047.

B-2 Articles of Amendment to Articles of Incorporation of GPU, Inc., dated as of May 5, 1995 - incorporated by reference to Exhibit A-4, Certificate Pursuant to Rule 24, File No. 70-8569.

B-3 Articles of Incorporation of GPU, Inc. as amended August 1, 1996 - incorporated by reference to Exhibit 3-A-2 to GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

B-4 Articles of Incorporation of GPUS, as amended through April 27, 1994 - incorporated by reference to
         Exhibit A-1 to Application on Form U-1, File No. 70-4990.

B-5 Articles of Incorporation of GPUS, as amended through August 1, 1996 - incorporated by reference to Exhibit B-5 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-6 Certificate of Incorporation of GPUN, dated as of September 5, 1980 - incorporated by reference to
         Exhibit A-1 to Application on Form U-1, File No. 70-6443.

B-7 Certificate of Amendment to the Certificate of Incorporation of GPUN dated August 1, 1996 - incorporated by reference to Exhibit B-7 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-8 Articles of Incorporation of GPU Genco, dated as of April 11, 1994 - incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, SEC File No. 70-8409.

B-9 Articles of Incorporation of GPU Genco, as amended August 1, 1996 - incorporated by reference to Exhibit B-9 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-10 Articles of Incorporation of Saxton Nuclear Experimental Corporation (Saxton) dated as of March 29, 1974 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

Exhibits
--------

         GPU, GPU Advanced Resources, GPU Telcom, GPU Genco, GPUS & GPUN
         ---------------------------------------------------------------

B-11 Amended By-Laws of GPU, Inc., dated as of December 4, 1997 - incorporated by reference to Exhibit 3-B to GPU, Inc.'s Annual Report on Form 10-K for 1997, File No. 1-6047.

B-12     Amended By-Laws of GPUS, dated as of January 1, 1999.

B-13 Amended By-Laws of GPUN, dated as of April 29, 1993 - incorporated by reference to Exhibit 3-A to GPU, Inc.'s Annual Report on Form 10K for 1993, File No.1-6047.

B-14 Amended By-Laws of GPU Genco, dated as of February 12, 1996 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-8409.

B-15 Certificate of Incorporation of GPU Energy Services, Inc., dated as of September 13, 1996- incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-16 Certificate of Amendment of Certificate of Incorporation of GPU Energy Services, Inc., dated as of January 15, 1997 to change the name of the company to GPU Advanced Resources, Inc- incorporated by reference to Exhibit B-16 to GPU Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-17 By-Laws of GPU Advanced Resources, Inc., dated as of March 6, 1997-incorporated by reference to Exhibit B-17 to GPU Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-18 Certificate of Incorporation of GPU Telcom Services, Inc., dated as of September 13, 1996- incorporated by reference to Exhibit B-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-19 By-Laws of GPU Telcom Services, Inc., dated as of March 6, 1997-incorporated by reference to Exhibit B-19 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-20 Amended By-Laws of Saxton, dated as of March 30, 1984 - incorporated by reference to Exhibit A-1(e) to
         Application on Form U-1, File No. 70-7398.

B-21 Amendment to Section 37 of the By-Laws of Saxton, dated as of August 27, 1987 - incorporated by reference to Exhibit A-2(b), Certificate Pursuant to Rule 24, File No. 70-7398.

B-22 Generating Station Operating Agreement among JCP&L, Met-Ed, Penelec and GPU Genco, dated as of March 1, 1996 - incorporated by reference to Exhibit B, Certificate Pursuant to Rule 24, File No. 70-8409.

Exhibits
--------

         JCP&L
         -----

B-23 Restated Certificate of Incorporation of JCP&L, dated as of May 26, 1982 - incorporated by reference to Exhibit 3-A to JCP&L's Annual Report on Form 10-K for 1990, File No. 1-3141.

B-24 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7949.

B-25 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 incorporated by reference to Exhibit A-2(a)(i), Certificate Pursuant to Rule 24, File No. 70-7949.

B-26 Certificate of Incorporation of JCP&L Preferred Capital, Inc., dated as of February 21, 1995 incorporated by reference to Exhibit A-1, Application on Form U-1, File No. 70-8495.

B-27 Amended By-Laws of JCP&L, dated as of May 25, 1993 - incorporated by reference to Exhibit 3-B to JCP&L's Annual Report on Form 10-K for 1993, File No. 1-3141.

B-28     By-Laws of JCP&L Preferred Capital, Inc., dated as of February 21, 1995
         - incorporated by reference to
         Exhibit A-2, Application on Form U-1, File No. 70-8495.

B-29 Amended and Restated Limited Partnership Agreement of JCP&L Capital, L.P., dated as of May 11, 1995 incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-30 Action Creating Series A Preferred Securities of JCP&L Capital, L.P., dated as of May 11, 1995 incorporated by reference to Exhibit A-6(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-31 Payment and Guarantee Agreement of JCP&L, dated as of May 18, 1995 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-8495.

         Met-Ed
         ------

B-32     Restated Articles of Incorporation of Met-Ed, dated as of April 3, 1992
         - incorporated by reference to Exhibit B-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1991, File No. 30-126.

B-33 Articles of Incorporation of York Haven Power Company, dated as of December 18, 1967 - incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-34 Certificate of Incorporation of Met-Ed Preferred Capital, Inc., dated as of May 6, 1994 - incorporated by reference to Exhibit 3-C to Registration Statement on Form S-3, Registration No. 33-53673.

Exhibits
--------

         Met-Ed
         ------

B-35 Amended By-Laws of Met-Ed, dated as of May 22, 1997- incorporated by reference to Exhibit B-35 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-36 Amended By-Laws of York Haven Power Company, dated as of January 1, 1985 - incorporated by reference to Exhibit A-1(d), Application on Form U-1, File No. 70-7398.

B-37 Amendment to Section 29 of the By-Laws of York Haven Power Company, dated as of September 8, 1987 incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7398.

B-38 By-Laws of Met-Ed Preferred Capital, Inc., dated as of May 6, 1994 - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8401.

B-39 Amended and Restated Limited Partnership Agreement of Met-Ed Capital, L.P., dated as of August 16, 1994 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8401.

B-40 Action Creating Series A Preferred Securities of Met-Ed Capital, L.P., dated as of August 16, 1994 incorporated by reference to Exhibit A-6(a), Certificate Pursuant to Rule 24, File No. 70-8401.

B-41 Certificate of Incorporation of Met-Ed Preferred Capital II, Inc., dated as of September1, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos.
         333-62967, 333-62967-01 and 333-62967-02.

B-42 By-Laws of Met-Ed Preferred Capital II, Inc., dated as of September 1, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-43 Certificate of Limited Partnership of Met-Ed Capital II, L.P., dated as of September 1, 1998-incorporated by reference to Exhibit 3E, Registration Statement on Form S-3, SEC Registration Nos.
         333-62967, 333-62967-01 and 333-62967-02.

B-44 Certificate of Business Trust Registration of Met-Ed Capital Trust, dated as of September 1,1998- incorporated by reference to Exhibit 4-K, Registration Statement on Form S-3, SEC Registration Nos.
         333-62967, 333-62967-01, and 333-62967-02.

B-45     Payment and Guarantee Agreement of Met-Ed, dated as of August 23, 1994
         - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-8401.

Exhibits
--------

         Penelec
         -------

B-46 Restated Articles of Incorporation of Penelec, as amended through March 10, 1992 - incorporated by reference to Exhibit 3-A to Penelec's Annual Report on Form 10-K for 1991, File No. 1-3522.

B-47 Articles of Incorporation of Nineveh Water Company (formerly Penelec Water Company), dated as of May 22, 1920 - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-48 Certificate of Incorporation of Penelec Preferred Capital, Inc., dated as of May 9, 1994 - incorporated by reference to Exhibit 3-C to Registration Statement on Form S-3, Registration No. 33-53677.

B-49 Amended By-Laws of Penelec, dated as of May 22, 1997 - incorporated by reference to Exhibit B-45 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-50 By-Laws of Nineveh Water Company, dated as of May 22, 1920 - incorporated by reference to Exhibit A-1(c), Application on Form U-1, File No. 70-7398.

B-51 Amendment to Article V, Section 6 of the By-Laws of Nineveh Water Company, dated as of August 27, 1987 -incorporated by reference to Exhibit A-1 (c), Certificate Pursuant to Rule 24, File No. 70-7398.

B-52 By-Laws of Penelec Preferred Capital, Inc., dated as of May 9, 1994 - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8403.

B-53 Amended and Restated Limited Partnership Agreement of Penelec Capital, L.P., dated as of June 27, 1994 incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8403.

B-54 Action Creating Series A Preferred Securities of Penelec Capital, L.P., dated as of June 27, 1994 incorporated by reference to Exhibit A-6(a), Certificate Pursuant to Rule 24, File No. 70-8403.

B-55 Payment and Guarantee Agreement of Penelec, dated as of July 5, 1994 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-8403.

B-56 Certificate of Incorporation of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos.
         333-62295, 333-62295-01 and 333-62295-02.

B-57 By-Laws of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

Exhibits
--------

         Penelec
         -------

B-58 Certificate of Limited Partnership of Penelec Capital II, L.P., dated as of August 20, 1998- incorporated by reference to Exhibit 3-E, Registration Statement on Form S-3, SEC Registration Nos.
         333-62295, 333-62295-01 and 333-62295-02.

B-59 Certificate of Business Trust Registration of Penelec Capital Trust, dated as of August 20, 1998- incorporated by reference to Exhibit 4-J, Registration Statement on Form S-3, SEC Registration Nos.
         333-62295, 333-62295-01 and 333-62295-02.

         GPU International Group
         -----------------------

B-60 Amended and Restated Certificate of Incorporation of EI, dated as of September 14, 1990 - incorporated by reference to Exhibit B-5 to GPU, Inc.'s Annual Report on Form U5S for the year 1990, File No. 30-126.

B-61 Certificate of Amendment of Certificate of Incorporation of Energy Initiatives, Inc., dated as of August 1, 1996 to change the name of the company to GPU International, Inc. - incorporated by reference to Exhibit B-48 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-62 Certificate of Incorporation of Elmwood Energy Corporation, dated as of February 13, 1987 - incorporated by reference to Exhibit B-11 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-63 Certificate of Incorporation of Camchino Energy Corporation, dated as of April 26, 1989 - incorporated by reference to Exhibit B-7 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-64 Certificate of Incorporation of OLS Acquisition Corporation, dated as of May 3, 1989 - incorporated by reference to Exhibit B-8 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-65 Articles of Incorporation of OLS Energy - Camarillo, dated as of August 8, 1984 - incorporated by reference to Exhibit B-10 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-66 Articles of Incorporation of OLS Energy - Chino, dated as of August 8, 1984 - incorporated by reference to Exhibit B-11 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-67 Certificate of Incorporation of Armstrong Energy Corporation, dated as of July 14, 1988 - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-68 Certificate of Incorporation of Geddes Cogeneration Corporation, dated as of March 23, 1989- incorporated by reference to Exhibit B-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

Exhibits
--------

         GPU International Group
         -----------------------

B-69 Articles of Incorporation of North Canadian Power, Inc., dated as of November 21, 1989 - incorporated by reference to Exhibit B-13 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-70 Certificate of Amendment of Articles of Incorporation of North Canadian Power, Inc., dated as of May 18, 1994, to change to name of the company to NCP Energy, Inc. - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-71 Certificate of Incorporation of NCP Lake Power, Inc., dated as of May 23, 1991 - incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-72     Certificate of Incorporation of NCP Gem, Inc., dated as of May 23, 1991
         - incorporated by reference to Exhibit B-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-73 Certificate of Incorporation of Umatilla Groves, Inc., dated as of June 17, 1992 - incorporated by reference to Exhibit B-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-74 Certificate of Incorporation of NCP Dade Power, Inc., dated as of May 23, 1991 - incorporated by reference to Exhibit B-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-75 Certificate of Incorporation of NCP Pasco, Inc., dated as of May 23, 1991 - incorporated by reference to Exhibit B-19 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-76 Articles of Incorporation of ADA Management Corporation, dated as of November 20, 1990 - incorporated by reference to Exhibit B-20 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-77 Certificate of Amendment of Articles of Incorporation of ADA Management Corporation, dated as of July 31, 1993 to change the name of the company to Commerce Cogeneration Corporation - incorporated by reference to Exhibit B-21 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-78 Certificate of Amendment of Articles of Incorporation of Commerce Cogeneration Corporation, dated as of July 31, 1993 to change the name of the company to NCP ADA Power, Inc. - incorporated by reference to Exhibit B-22 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-79 Certificate of Incorporation of NCP Brooklyn Power, Inc., dated as of July 9, 1993 - incorporated by reference to Exhibit B-23 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits
--------

         GPU International Group
         -----------------------

B-80 Articles of Incorporation of Trigen Power Company, dated as of December 23, 1988 - incorporated by reference to Exhibit B-24 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-81 Certificate of Amendment of Articles of Incorporation of Trigen Power Company, dated as of February 21, 1991 to change the name of the company to ADA Power Company - incorporated by reference to Exhibit B-25 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-82 Certificate of Amendment of Articles of Incorporation of ADA Power Company, dated as of August 31, 1993 to change the name of the company to NCP Commerce Power, Inc. - incorporated by reference to Exhibit B-26 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-83 Certificate of Incorporation of NCP Houston Power, Inc., dated as of December 1, 1993 - incorporated by reference to Exhibit B-27 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-84 Certificate of Incorporation of NCP Perry, Inc., dated as of December 1, 1993 - incorporated by reference to Exhibit B-28 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-85 Certificate of Incorporation of NCP New York, Inc., dated as of July 9, 1993 - incorporated by reference to Exhibit B-29 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-86 Certificate of Incorporation of EI Selkirk, Inc., dated as of October 31, 1994 - incorporated by reference to Exhibit B-30 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-87 Certificate of Incorporation of EI Fuels Corporation, dated as of August 9, 1990 - incorporated by reference to Exhibit B-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

B-88 Certificate of Incorporation of EI Power, Inc., dated as of March 15, 1994 - incorporated by reference to Exhibit B-41 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-89 Certificate of Amendment of Certificate of Incorporation of EI Power, Inc., dated as of August 1, 1996 to change the name of the company to GPU Power, Inc. - incorporated by reference to Exhibit B-77 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, Form No. 30-126.

B-90 Certificate of Incorporation of Bermuda Hundred Energy, Inc., dated as of July 25, 1989 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

Exhibits
--------

          GPU International Group
          -----------------------

B-91 Certificate of Amendment to Certificate of Incorporation of Bermuda Hundred Energy, Inc., dated as of March 16, 1993 - incorporated by reference to Exhibit B-12-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-92 Certificate of Amendment of the Certificate of Incorporation of Bermuda Hundred Energy, Inc., dated as of March 16, 1993 to change the name of the corporation to Hanover Energy Corporation - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

B-93 Certificate of Incorporation of EI Power (China) II, Inc., dated as of September 20, 1994 - incorporated by reference to Exhibit B-47 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-94 Certificate of Incorporation of EI Power (China) III, Inc., dated as of September 20, 1994 incorporated by reference to Exhibit B-47 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-95 Certificate of Incorporation of Austin Cogeneration Corporation, dated as of January 27, 1995 incorporated by reference to Exhibit B-79 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-96 Certificate of Incorporation of Guaracachi America, Inc., dated as of July 13, 1995 - incorporated by reference to Exhibit B-80 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-97 By-Laws of Incorporation of EI Services Colombia, Ltda. (Public Deed No. 2798), dated as of August 11, 1995 - incorporated by reference to Exhibit B-81 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-98 Amendment to the By-Laws of Incorporation of EI Services Colombia, Ltda. dated as of August 9, 1996 to change the name of the company to GPU International Latin America, Ltda. (subsequently renamed GPUI Colombia, Ltda.) - incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-99 By-Laws of Incorporation of Empresa Guaracachi S.A., effective as of July 13, 1995 - incorporated by reference to Exhibit B-82 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-100 Certificate of Incorporation of EI Barranquilla, Inc., dated as of July 10, 1995 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

         GPU International Group
         -----------------------

B-101    By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No.
         9994), dated as of October 14, 1994- incorporated by reference to Exhibit B-84 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-102 Certificate of Incorporation of Barranquilla Lease Holding, Inc., dated as of August 7, 1995 incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-103 Certificate of Incorporation of Los Amigos Leasing Company, Ltd., dated as of August 18, 1995 incorporated by reference to Exhibit B-86 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-104 Certificate of Incorporation of International Power Advisors, Inc., dated as of August 14, 1995 incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-105 Certificate of Incorporation of Colombian Installations, Inc., dated as of September 8, 1995 incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-106 Certificate of Amendment of Certificate of Incorporation of Colombian Installations, Inc., dated as of August 26, 1996 to change the name of the company to GPU Power Philippines, Inc. - incorporated by reference to Exhibit B-96 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-107 Certificate of Incorporation of EI Energy, Inc., dated as of October 18, 1995 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-108 Certificate of Amendment of Certificate of Incorporation of EI Energy, Inc., dated as of August 1, 1996 to change the name of the company to GPU Electric, Inc. - incorporated by reference to Exhibit B-98 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-109 Certificate of Incorporation of Victoria Electric, Inc., dated as of October 18, 1995 - incorporated by reference to Exhibit B-90 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-110 Certificate of Incorporation of EI Services, Inc., dated as of October 7, 1993 - incorporated by reference to Exhibit B-91 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-111 Certificate of Amendment to Certificate of Incorporation of EI Services, Inc., dated as of August 7, 1995 - incorporated by reference to Exhibit B-92 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

         GPU International Group
         -----------------------

B-112 Certificate of Incorporation of Victoria Electric Holdings, Inc., dated as of June 17, 1996 incorporated by reference to Exhibit B-102 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-113 Certificate of Incorporation of EI UK Holdings, Inc., dated as of April 30, 1996 - incorporated by reference to Exhibit B-103 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-114 Memorandum and Articles of Association of Avon Energy Partners Holdings, dated as of May 2, 1996 incorporated by reference to Exhibit B-104 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-115 Memorandum and Articles of Association of Avon Energy Partners plc, dated as of April 29, 1996 incorporated by reference to Exhibit B-105 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-116 Memorandum of Association of Midlands Electricity plc, dated as of March 9, 1989 - incorporated by reference to Exhibit B-106 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-117 Articles of Association of Midlands Electricity plc, adopted on December 13, 1996 - incorporated by reference to Exhibit B-107 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-118 Certificate of Filing of Amended Articles of Incorporation of Magellan Utilities Development Corporation, adopted on March 14, 1994-incorporated by reference to Exhibit B-108 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-119 Certificate of Incorporation of GPUI Lake Holdings, Inc., dated December 30, 1996 - incorporated by reference to Exhibit B-109 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-120 Amended By-Laws of EI (subsequently renamed GPU International, Inc.), dated as of May 14, 1993 incorporated by reference to Exhibit B-27 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

B-121 Amended By-Laws of Elmwood Energy Corporation, adopted as of May 14, 1992 - incorporated by reference to Exhibit B-26 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-122 By-Laws of Camchino Energy Corporation, adopted as of April 26, 1989 - incorporated by reference to Exhibit B-53 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-123 By-Laws of OLS Acquisition Corporation, adopted as of May 3, 1989 - incorporated by reference to Exhibit B-54 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

Exhibits
--------

         GPU International Group
         -----------------------

B-124 By-Laws of OLS Energy - Camarillo, adopted as of August 25, 1989 - incorporated by reference to Exhibit B-56 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-125 By-Laws of OLS Energy - Chino, adopted as of August 25, 1989 - incorporated by reference to Exhibit B-57 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-126 Amended By-Laws of Armstrong Energy Corporation, adopted as of May 14, 1992 - incorporated by reference to Exhibit B-33 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-127 Amended By-Laws of Geddes Cogeneration Corporation, adopted as of May 14, 1992 - incorporated by reference to Exhibit B-34 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-128 By-Laws of North Canadian Power, Inc. (subsequently renamed NCP Energy, Inc.), adopted as of December 27, 1989 - incorporated by reference to Exhibit B-70 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-129 By-Laws of NCP Lake Power, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-71 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-130 By-Laws of NCP Gem, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-72 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-131 By-Laws of Umatilla Groves, Inc., adopted as of June 18, 1992 - incorporated by reference to Exhibit B-73 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-132 By-Laws of NCP Dade Power, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-74 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-133 By-Laws of NCP Pasco, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-75 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-134 By-Laws of Commerce Cogeneration Corporation, as amended through October 3, 1992 (formerly known as ADA Management Corporation) - subsequently renamed NCP ADA Power, Inc. - incorporated by reference to Exhibit B-76 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-135 By-Laws of NCP Brooklyn Power, Inc., adopted as of July 10, 1993 - incorporated by reference to Exhibit B-77 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits
--------

         GPU International Group
         -----------------------

B-136 By-Laws of Trigen Power Company (successively renamed ADA Power Company and NCP Commerce Power, Inc.), adopted as of December 30, 1988 - incorporated by reference to Exhibit B-78 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-137 By-Laws of NCP Houston Power, Inc., adopted as of December 3, 1993 - incorporated by reference to Exhibit B-79 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-138 By-Laws of NCP Perry, Inc., December 3, 1993 - incorporated by reference to Exhibit B-80 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-139 By-Laws of NCP New York, Inc., adopted as of July 10, 1993 - incorporated by reference to Exhibit B-81 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-140 By-Laws of EI Selkirk, Inc., adopted as of November 1, 1994 - incorporated by reference to Exhibit B-82 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-141 By-Laws of EI Cayman (subsequently renamed EI International), dated as of June 16, 1993 - incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-142 By-Laws of EI Fuels Corporation, dated as of May 14, 1993 - incorporated by reference to Exhibit B-37 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

B-143 By-Laws of EI Power, Inc. (subsequently renamed GPU Power, Inc.), dated as of May 2, 1994 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-144 Amended By-Laws of Hanover Energy Corporation (formerly Bermuda Hundred Energy, Inc.), dated as of March 16, 1993 - incorporated by reference to Exhibit B-32 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-145    By-Laws of EI Power (China) II, Inc., adopted as of September 22, 1994
         - incorporated by reference to Exhibit B-93 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-146    By-Laws of EI Power (China) III, Inc., adopted as of September 22, 1994
         - incorporated by reference to Exhibit B-94 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-147 By-Laws of Austin Cogeneration Corporation, adopted as of January 27, 1995 - incorporated by reference to Exhibit B-123 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

         GPU International Group
         -----------------------

B-148 By-Laws of Guaracachi America, Inc., adopted as of July 13, 1995 - incorporated by reference to Exhibit B-124 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-149 By-Laws of EI Barranquilla, Inc., adopted as of December 29, 1995 - incorporated by reference to Exhibit B-125 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-150 By-Laws of Barranquilla Lease Holding, Inc., adopted as of December 29, 1995 - incorporated by reference to Exhibit B-126 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-151 By-Laws of Los Amigos Leasing Company, Ltd., dated as of August 18, 1995 - incorporated by reference to Exhibit B-127 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-152 By-Laws of International Power Advisors, Inc., adopted as of August 16, 1995 - incorporated by reference to Exhibit B-128 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-153 By-Laws of Colombian Installations, Inc. (subsequently renamed GPU Power Philippines, Inc.), adopted as of September 9, 1995 - incorporated by reference to Exhibit B-129 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-154 By-Laws of EI Energy, Inc. (subsequently renamed GPU Electric, Inc.), dated as of October 20, 1995 incorporated by reference to Exhibit B-130 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-155 By-Laws of Victoria Electric, Inc., adopted as of October 20, 1995 - incorporated by reference to Exhibit B-131 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-156 By-Laws of Victoria Electric Holdings, Inc., adopted as of June 17, 1996 - incorporated by reference to Exhibit B-149 to GPU Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-157 By-Laws of EI UK Holdings, Inc., adopted as of April 30, 1996 - incorporated by reference to Exhibit B-150 to GPU Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-158 Certificate of Filing of Amended By-Laws of Magellan Utilities Development Corporation adopted on September 29, 1994- incorporated by reference to Exhibit B-151 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-159 By-Laws of GPUI Lake Holdings, Inc., adopted as of December 30, 1996 - incorporated by reference to Exhibit B-152 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

Exhibits
--------

         GPU International Group
         -----------------------

B-160 Memorandum of Association of 2322120 Nova Scotia Limited, dated as of December 22, 1993 - incorporated by reference to Exhibit B-35 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-161 Certificate of Amendment of the Memorandum of Association of 2322120 Nova Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Services Canada Limited - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-162 Memorandum of Association of 2322133 Nova Scotia Limited, dated as of December 22, 1993 - incorporated by reference to Exhibit B-31 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No.
         30-126.

B-163 Certificate of Amendment of the Memorandum of Association of 2322133 Nova Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Canada Holding Limited - incorporated by reference to Exhibit B-32 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-164 Memorandum of Association of EI Cayman (subsequently renamed EI International), dated as of June 16, 1993 - incorporated by reference to Exhibit B-39 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-165 Memorandum of Association of EI Australia Services Pty Ltd., (subsequently renamed GPU International Australia Pty Ltd.), effective as of October 26, 1995 - incorporated by reference to Exhibit B-142 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-166 Articles of Association of 2322133 Nova Scotia Limited (subsequently renamed EI Canada Holding Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-167 Articles of Association of 2322120 Nova Scotia Limited (subsequently renamed EI Services Canada Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-168 Articles of Association of EI Australia Services Pty Ltd., adopted as of October 26, 1995 - incorporated by reference to Exhibit B-148 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

         GPU International Group
         -----------------------

B-169 Agreement of Limited Partnership of Lake Cogen, Ltd., dated as of July 24, 1992 - incorporated by reference to Exhibit B-3(a), Application on Form U-1, File No. 70-8369.

B-170 First Amendment to Limited Partnership Agreement of Lake Cogen, Ltd., dated as of June 13, 1994 incorporated by reference to Exhibit B-3(a), Certificate Pursuant to Rule 24, File No. 70-8369.

B-171 Agreement of Limited Partnership of Lake Investment, L.P., dated as of July 23, 1992 - incorporated by reference to Exhibit B-112 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-172 Amended and Restated Limited Partnership Agreement of Onondaga Cogeneration Limited Partnership, dated as of June 10, 1992 - incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, File No. 70-7942.

B-173 Limited Partnership Agreement of Pasco Cogen, Ltd., as amended through July 15, 1993 - incorporated by reference to Exhibit B-4(a)(i)-(iv), Application on Form U-1, File No. 70-8369.

B-174 Fourth Amendment to Limited Partnership Agreement of Pasco Cogen, Ltd., dated as of June 13, 1994 incorporated by reference to Exhibit B-4(a), Certificate Pursuant to Rule 24, File No. 70-8369.

B-175 Agreement of Limited Partnership of Dade Investment, L.P., dated as of August 28, 1991 - incorporated by reference to Exhibit B-116 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-176 Amended and Restated Limited Partnership Agreement of Prime Energy Limited Partnership, dated as of August 7, 1987 - incorporated by reference to Exhibit A-1, Application on Form U-1, File No. 70-7647.

B-177 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 1198), dated as of February 24, 1995 - incorporated by reference to Exhibit B-160 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-178 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 6455), dated as of October 4, 1995 - incorporated by reference to Exhibit B-161 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-179 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 2093), dated as of April 6, 1995 - incorporated by reference to Exhibit B-162 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

         GPU International Group
         -----------------------

B-180 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 5777), dated as of September 5, 1995 - incorporated by reference to Exhibit B-163 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-181 Certificate of Amendment of Articles of Association of EI Cayman, dated as of July 10, 1995 to change the name of the company to EI International - incorporated by reference to Exhibit B-164 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-182 Limited Partnership Agreement of Mid-Georgia Cogen, L.P., dated as of April 15, 1996 - incorporated by reference to Exhibit B-186 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-183 Memorandum and Articles of Association of Australian Transmission Corporation Pty. Ltd., dated as of September 30, 1997 - incorporated by reference to Exhibit B-189 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-184 Certificate of Registration and Change of Name of Australian Transmission Corporation Pty. Ltd. to GPU PowerNet Pty. Ltd., effective October 30, 1997- incorporated by reference to Exhibit B-190 to GPU Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-185 Amendment to the Certificate of Incorporation of GPU International Latin America Ltda., dated as of March 6, 1997, to change the name of the company to GPUI Colombia Ltda. - incorporated by reference to Exhibit B-191 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No.30-126.

B-186 Certificate of Incorporation of GPU Australia Holdings, Inc. dated as of September 29, 1997 -incorporated by reference to Exhibit B-192 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-187    By-Laws of GPU Australia Holdings, Inc., dated as of September 29, 1997
         - incorporated by reference to Exhibit B-193 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-188 Certificate of Incorporation of Austran Holdings, Inc., dated as of September 29, 1997 - incorporated by reference to Exhibit B-194 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-189 Amended and Restated Certificate of Incorporation of Austran Holdings, Inc., dated as of October 9, 1997 - incorporated by reference to Exhibit B-195 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-190 By-Laws of Austran Holdings, Inc. adopted as of September 29, 1997 - incorporated by reference to Exhibit B-196 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

Exhibits
--------

         GPU International Group
         -----------------------

B-191 Certificate of Incorporation of GPU Power Ireland, Inc., dated October 14, 1997 - incorporated by reference to Exhibit B-199 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-192 By-Laws of GPU Power Ireland, Inc. adopted as of October 14, 1997 - incorporated by reference to Exhibit B-200 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-193 Certificate of Registration of Austran Investments Pty. Ltd. dated as of October 15, 1997 - incorporated by reference to Exhibit B-201 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-194 Memorandum and Articles of Association of Austran Investments Pty. Ltd. dated as of October 15, 1997 -incorporated by reference to Exhibit B-202 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-195 Certificate of Registration of GPU PowerNet Investments Pty. Ltd. dated as of December 9, 1997 -incorporated by reference to Exhibit B-203 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-196 Memorandum and Articles of Association of GPU PowerNet Investments Pty. Ltd. dated as of December 8, 1997 - incorporated by reference to Exhibit B-204 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-197 Certificate of Amendment to the Certificate of Registration of EI Australia Services Pty. Ltd. to GPU International Australia Pty. Ltd. dated as of October 14, 1996 - incorporated by reference to Exhibit B-205 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-198    Certificate of Incorporation of GPU Capital,Inc., dated October 8,
         1998.

B-199    By-Laws of GPU Capital, Inc. adopted as of October 8, 1998.

B-200    Articles of Association of GPU DO Brasil Ltda., dated March 10, 1998.

B-201    By-Laws of GPU SAO Paulo S.A. adopted as of March 10, 1998.

B-202 Memorandum and Articles of Association of GPU GasNet Pty. Ltd. dated as of June 16, 1998.

B-203 Memorandum and Articles of Association of GPU GasNet Trading Pty. Ltd. dated as of June 16, 1998.

B-204    Certificate of Incorporation of Geddes II Corp., dated June 24, 1998.

B-205    By-Laws of Geddes II Corp., adopted as of June 24, 1998.

Exhibits
--------

         GPU International Group
         -----------------------

B-206 Articles of Association of Midlands Power International Limited, dated April 3, 1995.

B-207    Certificate of Incorporation of GPU Brasil, Inc., dated February 25,
         1998.

B-208    By-Laws of GPU Brasil, Inc., adopted as of February 25, 1998.

B-209 Certificate of Incorporation of GPU International Asia, Inc., dated January 9, 1997.

B-210    By-Laws of GPU International Asia, Inc., adopted as of January 10,
         1997.

B-211 Certificate of Incorporation of GPU Argentina Holdings, Inc., dated December 18, 1998.

B-212    By-Laws of GPU Argentina Holdings, Inc., adopted as of December 18,
         1998.

B-213    Certificate of Incorporation of GPU Solar, Inc., dated November 5,
         1997.

B-214    By-Laws of GPU Solar, Inc., adopted as of November 5, 1997.

B-215 Certificate of Merger of GPU Solar, L.L.C. and GPU Solar, Inc., dated January 7, 1997.

Exhibits
--------

         GPU, GPUS & GPUN
         ----------------

C-1 Credit Agreement between GPUS and First National Bank of Chicago, dated as of March 27, 1996 incorporated by reference to Exhibit B-2, Certificate Pursuant to Rule 24, File No. 70-8793.

C-2 GPU, Inc. Restricted Stock Plan for Outside Directors dated June 4, 1998 - incorporated by reference to Exhibit 10-O to GPU, Inc.'s Annual Report on Form 10-K for the year 1998, File No. 1-6047.

C-3 GPU, Inc. 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries as amended and restated to reflect amendments through March 5,1998-incorporated by reference to Exhibit 10-AA to GPU, Inc.'s Annual Report on Form 10K for the year 1998, File No. 1-6047.

C-4 Performance Units Agreement Under the 1990 Stock Plan for Employees of GPU and Subsidiaries - 1998 Agreement - incorporated by reference to
         Exhibit 10-CC to GPU, Inc.'s Annual Report on Form 10K for the year 1998, File No. 1-6047.

C-5 Incentive Compensation Plan for Elected Officers of GPU Service, Inc., as amended and restated June 4, 1998.

C-6 Incentive Compensation Plan for Elected Officers of GPU Nuclear, Inc., dated as of February 6, 1997 incorporated by reference to Exhibit C-6 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-7 Incentive Compensation Plan for Elected Officers of GPU Generation, Inc., dated as of February 6, 1997 incorporated by reference to Exhibit C-7 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-8 Employee Incentive Compensation Plan of GPU Service, Inc., dated as of December 1, 1998.

C-9 Employee Incentive Compensation Plan of GPU Nuclear Inc., dated as of April 1, 1995 - incorporated by reference to Exhibit C-8 to GPU Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

C-10 GPU Service, Inc. Supplemental and Excess Benefits Plan, as amended August 3, 1998.

C-11 GPU Nuclear, Inc. Supplemental and Excess Benefits Plan, as amended June 5, 1997 - incorporated by reference to Exhibit C-11 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

C-12 GPU Generation, Inc. Supplemental and Excess Benefits Plan, dated as amended June 5, 1997 - incorporated by reference to Exhibit C-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

Exhibits
--------

         GPU, GPUS & GPUN
         ----------------

C-13 Deferred Remuneration Plan for Outside Directors of GPU, Inc. as amended October 8, 1997 - incorporated by reference to Exhibit 10-S to GPU, Inc.'s Annual Report on Form 10-K for the year 1997, File No. 1-6047.

C-14 Deferred Remuneration Plan for Outside Directors of GPU Nuclear Inc., as amended June 5, 1997 -incorporated by reference to Exhibit C-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

C-15 Retirement Plan for Outside Directors of GPU, Inc. dated June 5, 1997 - incorporated by reference to Exhibit 10-R to GPU, Inc.'s Annual Report on Form 10-K for the year 1997, File No. 1-6047.

C-16 GPU System Companies Deferred Compensation Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-A to GPU, Inc.'s Annual Report on Form 10-K for the year 1997, File No. 1-6047.

C-17 GPU System Companies Master Directors' Benefits Protection Trust dated February 6, 1997 - incorporated by reference to Exhibit C-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-18 GPU System Companies Master Executives' Benefits Protection Trust dated February 6, 1997 - incorporated by reference to Exhibit C-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-19 Senior Executive Life Insurance Program, dated as of May 3, 1989 - incorporated by reference to description contained on pages 13-14 of GPU, Inc.'s 1992 definitive proxy statement, File No. 1-6047.

C-20 Supplemental Extraordinary Medical Expense Plan for Certain GPU System Officers, as amended through February 28, 1992 - incorporated by reference to Exhibit 10-M to GPU, Inc.'s Annual Report on Form 10-K for the year 1992, File No. 1-6047.

C-21 Deferred Stock Unit Plan for Outside Directors of GPU, Inc., dated as of July 1, 1997 - incorporated by reference to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

C-22 Form of 1998 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
         Exhibit 10-BB to GPU, Inc.'s Annual Report on Form 10-K for the year 1998, File No. 1-6047.

C-23 Severance Protection Agreement for Robert L. Wise, dated June 5, 1997 - incorporated by reference to GPU, Inc.'s June 30, 1998 Quarterly Report on Form 8K, File No. 1-6047.

Exhibits
--------

         GPU, GPUS & GPUN
         ----------------

C-24     Severance Protection Agreement for Fred D. Hafer, dated November 5,
         1998.

C-25     Severance Protection Agreement for Ira H. Jolles, dated November 5,
         1998.

C-26 Severance Protection Agreement for Thomas G. Broughton, dated November 5, 1998.

C-27     Severance Protection Agreement for Carole B. Snyder, dated November 30,
         1998.

C-28     Severance Protection Agreement for Bruce L. Levy, dated December 16,
         1998.

C-29 Severance Protection Agreement for Dennis P. Baldassari, dated January 1, 1999.

C-30 Purchase and Sale Agreement by and among JCP&L, Met-Ed as sellers, GPU, Inc, and Sithe Energies, Inc., as buyer, dated as of October 29, 1998 - incorporated by reference to Exhibit 10-MM, to GPU, Inc.'s Annual Report on Form 10-K for the year 1998, File No. 1-6047.

C-31 TMI Unit 1 Nuclear Generating Facility Asset Purchase Agreement by and among GPUN, JCP&L, Met-Ed, and Penelec as sellers, and Amergen Energy Company, LLC, as buyer dated as of October 15, 1998 incorporated by reference to Exhibit 10-QQ to GPU, Inc.'s Annual Report on Form 10-K for the year 1998, File No. 1-6047.

C-32 Voluntary Enhanced Retirement Program Agreement for Nonbargaining Employees - Robert L. Wise, dated as of September 17, 1998 - incorporated by reference to Exhibit 10-PP to GPU, Inc.'s Annual Report on Form 10-K for the year 1998, File No. 1-6047.

C-33 Letter agreement dated August 7, 1997 relating to terms of employment and pension benefits for I. H. Jolles - Incorporated by reference to
         Exhibit 10-O, 1997 Annual Report on Form 10-K, SEC File No. 1-6047.

         JCP&L
         -----

         Instruments Defining the Rights of Security Holders, Including
         --------------------------------------------------------------
         Indentures
         ----------

C-34 Indenture, dated as of March 1, 1946, with United States Trust Company of New York, Successor Trustee, incorporated by reference to JCP&L's Instruments of Indebtedness No. 1 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

         JCP&L
         -----

C-35 First Supplemental Indenture, dated as of December 1, 1948 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 2 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-36 Second Supplemental Indenture, dated as of April 1, 1953 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 3 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-37 Third Supplemental Indenture, dated as of June 1, 1954 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 4 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-38 Fourth Supplemental Indenture, dated as of May 1, 1955 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 5 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-39 Fifth Supplemental Indenture, dated as of August 1, 1956 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 6 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-40 Sixth Supplemental Indenture, dated as of July 1, 1957 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 7 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-41 Seventh Supplemental Indenture, dated as of July 1, 1959 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 9 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-42 Eighth Supplemental Indenture, dated as of June 1, 1960 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 10 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-43 Ninth Supplemental Indenture, dated as of November 1, 1962 - incorporated by reference to Exhibit 2-C, Registration No. 2-20732.

C-44 Tenth Supplemental Indenture, dated as of October 1, 1963 -incorporated by reference to Exhibit 2-C, Registration No. 2-21645.

C-45 Eleventh Supplemental Indenture, dated as of October 1, 1964 - incorporated by reference to Exhibit 5-A-3, Registration No. 2-59785.

Exhibits
--------

         JCP&L
         -----

C-46 Twelfth Supplemental Indenture, dated as of November 1, 1965 - incorporated by reference to Exhibit 5-A-4, Registration No. 2-59785.

C-47 Thirteenth Supplemental Indenture, dated as of August 1, 1966 - incorporated by reference to Exhibit 4-C, Registration No. 2-25124.

C-48 Fourteenth Supplemental Indenture, dated as of September 1, 1967 - incorporated by reference to Exhibit 5-A-6, Registration No. 2-59785.

C-49 Fifteenth Supplemental Indenture, dated as of October 1, 1968 - incorporated by reference to Exhibit 5-A-7, Registration No. 2-59785.

C-50 Sixteenth Supplemental Indenture, dated as of October 1, 1969 - incorporated by reference to Exhibit 5-A-8, Registration No. 2-59785.

C-51 Seventeenth Supplemental Indenture, dated as of June 1, 1970 - incorporated by reference to Exhibit 5-A-9, Registration No. 2-59785.

C-52 Eighteenth Supplemental Indenture, dated as of December 1, 1970 - incorporated by reference to Exhibit 5-A-10, Registration No. 2-59785.

C-53 Nineteenth Supplemental Indenture, dated as of February 1, 1971 - incorporated by reference to Exhibit 5-A-11, Registration No. 2-59785.

C-54 Twentieth Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 5-A-12, Registration No. 2-59875.

C-55 Twenty-first Supplemental Indenture, dated as of August 1, 1972 - incorporated by reference to Exhibit 5-A-13, Registration No. 2-59785.

C-56 Twenty-second Supplemental Indenture, dated as of August 1, 1973 - incorporated by reference to Exhibit 5-A-14, Registration No. 2-59785.

C-57 Twenty-third Supplemental Indenture, dated as of October 1, 1973 - incorporated by reference to Exhibit 5-A-15, Registration No. 2-59785.

C-58 Twenty-fourth Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 5-A-16, Registration No. 2-59785.

C-59 Twenty-fifth Supplemental Indenture, dated as of November 1, 1974 - incorporated by reference to Exhibit 5-A-17, Registration No. 2-59785.

C-60 Twenty-sixth Supplemental Indenture, dated as of March 1, 1975 - incorporated by reference to Exhibit 5-A-18, Registration No. 2-59785.

C-61 Twenty-seventh Supplemental Indenture, dated as of July 1, 1975 - incorporated by reference to Exhibit 5-A-19, Registration No. 2-59785.

C-62 Twenty-eighth Supplemental Indenture, dated as of October 1, 1975 - incorporated by reference to Exhibit 5-A-20, Registration No. 2-59785.

Exhibits
--------

         JCP&L
         -----

C-63 Twenty-ninth Supplemental Indenture, dated as of February 1, 1976 - incorporated by reference to Exhibit 5-A-21, Registration No. 2-59785.

C-64 Supplemental Indenture No. 29A, dated as of May 31, 1976 - incorporated by reference to Exhibit 5-A-22, Registration No. 2-59785.

C-65 Thirtieth Supplemental Indenture, dated as of June 1, 1976 - incorporated by reference to Exhibit 5-A-23, Registration No. 2-59785.

C-66 Thirty-first Supplemental Indenture, dated as of May 1, 1977 - incorporated by reference to Exhibit 5-A-24, Registration No. 2-59785.

C-67 Thirty-second Supplemental Indenture, dated as of January 20, 1978 - incorporated by reference to Exhibit 5-A-25, Registration No. 2-60438.

C-68 Thirty-third Supplemental Indenture, dated as of January 1, 1979 - incorporated by reference to Exhibit A-20(b), Certificate Pursuant to Rule 24, File No. 70-6242.

C-69 Thirty-fourth Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit A-28, Certificate Pursuant to Rule 24, File No. 70-6290.

C-70 Thirty-sixth Supplemental Indenture, dated as of October 1, 1979 - incorporated by reference to Exhibit A-30, Certificate Pursuant to Rule 24, File No. 70-6354.

C-71 Thirty-seventh Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit A-1(cc), Certificate Pursuant to Rule 24, File No. 70-7001.

C-72 Thirty-eighth Supplemental Indenture, dated as of July 1, 1985 - incorporated by reference to Exhibit A-1(dd), Certificate Pursuant to Rule 24, File No. 70-7109.

C-73 Thirty-ninth Supplemental Indenture, dated as of April 1, 1988 - incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, File No. 70-7263.

C-74 Fortieth Supplemental Indenture, dated as of June 14, 1988 - incorporated by reference to Exhibit A-1(ff), Certificate Pursuant to Rule 24, File No. 70-7603.

C-75 Forty-first Supplemental Indenture, dated as of April 1, 1989 - incorporated by reference to Exhibit A-1(gg), Certificate Pursuant to Rule 24, File No. 70-7603.

C-76 Forty-second Supplemental Indenture, dated as of July 1, 1989 - incorporated by reference to Exhibit A-1(hh), Certificate Pursuant to Rule 24, File No. 70-7603.

Exhibits
--------

         JCP&L
         -----

C-77 Forty-third Supplemental Indenture, dated as of March 1, 1991 -incorporated by reference to Exhibit 4-A-35, Registration No. 33-45314.

C-78 Forty-fourth Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A-36, Registration No. 33-49405.

C-79 Forty-fifth Supplemental Indenture, dated as of October 1, 1992 - incorporated by reference to Exhibit 4-A-37, Registration No. 33-49405.

C-80 Forty-sixth Supplemental Indenture, dated as of April 1, 1993 - incorporated by reference to Exhibit C-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-81 Forty-seventh Supplemental Indenture, dated as of April 10, 1993 - incorporated by reference to Exhibit C-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-82 Forty-eighth Supplemental Indenture, dated as of April 15, 1993 - incorporated by reference to Exhibit C-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-83 Forty-ninth Supplemental Indenture, dated as of October 1, 1993 - incorporated by reference to Exhibit C-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-84 Fiftieth Supplemental Indenture, dated as of August 1, 1994 - incorporated by reference to Exhibit C-19 of GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

C-85 Fifty-first Supplemental Indenture of JCP&L, dated August 15, 1996 - incorporated by reference to Exhibit 4-A-43 of GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-86 Subordinated Debenture Indenture, dated as of May 1, 1995 - incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, File No. 70-8495.

         Other
         -----

C-87 Incentive Compensation Plan for Elected Officers of JCP&L dated February 6, 1997 incorporated by reference to Exhibit C-74 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-88 Employee Incentive Compensation Plan of JCP&L, dated as of April 1, 1995 - incorporated by reference to Exhibit 10-D to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-89 JCP&L Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-K to JCP&L's Annual Report on Form 10-K for the year 1997, File No. 1-3141.

Exhibits
--------

         JCP&L
         -----

C-90 Deferred Remuneration Plan for Outside Directors of JCP&L dated June 5, 1997 - incorporated by reference to Exhibit 10-J to JCP&L's Annual Report on Form 10-K for the year 1997, File No. 1-3141.

C-91 Second Amended and Restated Nuclear Material Lease Agreement, dated as of November 5, 1998, between Oyster Creek Fuel Corp. and JCP&L - incorporated by reference to Exhibit 10-R, to JCP&L's Annual Report on Form 10-K for the year 1998, File No. 1-3141.

C-92 Second Amended and Restated Nuclear Material Lease Agreement, dated as of November 5, 1998, between TMI-1 Fuel Corp. and JCP&L - incorporated by reference to Exhibit 10-S, to JCP&L's Annual Report on Form 10-K for the year 1998, File No. 1-3141.

C-93 Letter Agreement, dated as of November 5, 1998, from JCP&L relating to Oyster Creek Nuclear Material Lease Agreement - incorporated by reference to Exhibit 10-T, to JCP&L's Annual Report on Form 10-K for the year 1998, File No. 1-3141.

C-94 Letter Agreement, dated as of November 5, 1998, from JCP&L relating to JCP&L TMI-1 Nuclear Material Lease Agreement - incorporated by reference to Exhibit 10-U, to JCP&L's Annual Report on Form 10-K for the year 1998, File No. 1-3141.

C-95 Second Amended and Restated Trust Agreement, dated as of November 5, 1998, between United States Trust Company of New York, as Owner Trustee, Lord Fuel Corp., as Trustor and Beneficiary, and JCP&L and its affiliates - incorporated by reference to Exhibit 10-V, to JCP&L's Annual Report on Form 10-K for the year 1998, File No. 1-3141.

C-96 Purchase and Sale Agreement by and between JCP&L, as seller, and Sithe Energies, Inc., as buyer, dated as of October 29, 1998 - incorporated by reference to Exhibit 10-LL, to JCP&L's Annual Report on Form 10-K for the year 1998, File No. 1-3141.

C-97 TMI Unit 1 Nuclear Generating Facility Asset Purchase Agreement by and among JCP&L and affiliates as sellers, and Amergen Energy Company, LLC, as buyer dated as of October 15, 1998 - incorporated by reference to
         Exhibit 10-QQ to JCP&L`s Annual Report on Form 10-K for the year 1998, File No. 1-3141.

C-98 Purchase and Sale Agreement by and among JCP&L, Met-Ed as sellers, GPU, Inc, and Sithe Energies, Inc., as buyer, dated as of October 29, 1998 - incorporated by reference to Exhibit 10-MM, to JCP&L's Annual Report on Form 10-K for the year 1998, File No. 1-3141.

Exhibits
--------

         Met-Ed
         ------
         Instruments Defining the Rights of Security Holders, Including
         --------------------------------------------------------------
         Indentures
         ----------

C-99 Indenture, dated as of November 1, 1944, with United States Trust Company of New York, Successor Trustee, - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 1 filed as part of Amendment No. l to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-100 Supplemental Indenture, dated as of February 1, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 2 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-101 Supplemental Indenture, dated as of May 20, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 3 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-102 Supplemental Indenture, dated as of September 1, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 4 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-103 Supplemental Indenture, dated as of September 1, 1948 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 5 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-104 Supplemental Indenture, dated as of October 4, 1949 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 6 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-105 Supplemental Indenture, dated as of February 1, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 7 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-106 Supplemental Indenture, dated as of July 19, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 8 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-107 Supplemental Indenture, dated as of December 1, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 9 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

         Met-Ed
         ------

C-108 Supplemental Indenture, dated as of March 1, 1952 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 10 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-109 Supplemental Indenture, dated as of May 1, 1953 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 11 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-110 Supplemental Indenture, dated as of July 1, 1954 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 12 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-111 Supplemental Indenture, dated as of October 1, 1954 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 13 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-112 Supplemental Indenture, dated as of June 1, 1957 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 14 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-113 Supplemental Indenture, dated as of May 1, 1960 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 16 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-114 Supplemental Indenture, dated as of December 1, 1962 - incorporated by reference to Exhibit 2-E(1), Registration No. 2-59678.

C-115 Supplemental Indenture, dated as of March 20, 1964 - incorporated by reference to Exhibit 2-E(2), Registration No. 2-59678.

C-116 Supplemental Indenture, dated as of July 1, 1965 - incorporated by reference to Exhibit 2-E(3), Registration No. 2-59678.

C-117 Supplemental Indenture, dated as of June 1, 1966 - incorporated by reference to Exhibit 2-B-4, Registration No. 2-24883.

C-118 Supplemental Indenture, dated as of March 22, 1968 - incorporated by reference to Exhibit 4-C-5, Registration No. 2-29644.

C-119 Supplemental Indenture, dated as of September 1, 1968 - incorporated by reference to Exhibit 2-E(6), Registration No. 2-59678.

Exhibits
--------

         Met-Ed
         ------

C-120 Supplemental Indenture, dated as of August 1, 1969 - incorporated by reference to Exhibit 2-E(7), Registration No. 2-59678.

C-121 Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 2-E(8), Registration No. 2-59678.

C-122 Supplemental Indenture, dated as of May 1, 1972 - incorporated by reference to Exhibit 2-E(9), Registration No. 2-59678.

C-123 Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 2-E(10), Registration No. 2-59678.

C-124 Supplemental Indenture, dated as of October 30, 1974 - incorporated by reference to Exhibit 2-E(11), Registration No. 2-59678.

C-125 Supplemental Indenture, dated as of October 31, 1974 - incorporated by reference to Exhibit 2-E(12), Registration No. 2-59678.

C-126 Supplemental Indenture, dated as of March 20, 1975 - incorporated by reference to Exhibit 2-E(13), Registration No. 2-59678.

C-127 Supplemental Indenture, dated as of September 25, 1975 - incorporated by reference to Exhibit 2-E(15), Registration No. 2-59678.

C-128 Supplemental Indenture, dated as of January 12, 1976 - incorporated by reference to Exhibit 2-E(16), Registration No. 2-59678.

C-129 Supplemental Indenture, dated as of March 1, 1976 - incorporated by reference to Exhibit 2-E(17), Registration No. 2-59678.

C-130 Supplemental Indenture, dated as of September 28, 1977 - incorporated by reference to Exhibit 2-E(18), Registration No. 2-62212.

C-131 Supplemental Indenture, dated as of January 1, 1978 - incorporated by reference to Exhibit 2-E(19), Registration No. 2-62212.

C-132 Supplemental Indenture, dated as of September 1, 1978 - incorporated by reference to Exhibit 4-A(19), Registration No. 33-48937.

C-133 Supplemental Indenture, dated as of June 1, 1979 - incorporated by reference to Exhibit 4-A(20), Registration No. 33-48937.

C-134 Supplemental Indenture, dated as of January l, 1980 - incorporated by reference to Exhibit 4-A(21), Registration No. 33-48937.

C-135 Supplemental Indenture, dated as of September 1, 1981 - incorporated by reference to Exhibit 4-A(22), Registration No. 33-48937.

Exhibits
--------

         Met-Ed
         ------

C-136 Supplemental Indenture, dated as of September 10, 1981 - incorporated by reference to Exhibit 4-A(23), Registration No. 33-48937.

C-137 Supplemental Indenture, dated as of December 1, 1982 - incorporated by reference to Exhibit 4-A(24), Registration No. 33-48937.

C-138 Supplemental Indenture, dated as of September 1, 1983 - incorporated by reference to Exhibit 4-A(25), Registration No. 33-48937.

C-139 Supplemental Indenture dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(26), Registration No. 33-48937.

C-140 Supplemental Indenture, dated as of March 1, 1985 - incorporated by reference to Exhibit 4-A(27), Registration No. 33-48937.

C-141 Supplemental Indenture, dated as of September l, 1985 - incorporated by reference to Exhibit 4-A(28), Registration No. 33-48937.

C-142 Supplemental Indenture, dated as of June 1, 1988 - incorporated by reference to Exhibit 4-A(29), Registration No. 33-48937.

C-143 Supplemental Indenture, dated as of April 1, 1990 - incorporated by reference to Exhibit 4-A(30), Registration No. 33-48937.

C-144 Amendment, dated as of May 22, 1995, to Supplemental Indenture (dated April 1, 1990) - incorporated by reference to Exhibit 4-A(31), Registration No. 33-48937.

C-145 Supplemental Indenture, dated as of September 1, 1992 - incorporated by reference to Exhibit 4-A(32)(a), Registration No. 33-48937.

C-146 Supplemental Indenture, dated as of December 1, 1993 - incorporated by reference to Exhibit C-58 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-147 Supplemental Indenture, dated as of July 15, 1995 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for the year 1995, File No. 1-446.

C-148 Supplemental Indenture, dated August 15, 1996 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for 1996, File No. 1-446.

C-149 Supplemental Indenture, dated May 1, 1997 - incorporated by reference to Exhibit 4-B-36 to Met-Ed's Annual Report on Form 10-K for 1997, File No. 1-4446.

C-150 Subordinated Debenture Indenture, dated as of August 1, 1994 - incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, File No. 70-8401.

Exhibits
--------

         Other
         -----

C-151 Incentive Compensation Plan for Elected Officers of Met-Ed dated February 6, 1997 - incorporated by reference to Exhibit C-134 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File NO. 30-126.

C-152 Employee Incentive Compensation Plan of Met-Ed, dated as of April 1, 1995 - incorporated by reference to Exhibit 10-E to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-153 Met-Ed Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-L to Met-Ed's Annual Report on Form 10-K for the year 1997, File No. 1-446.

C-154 Second Amended and Restated Nuclear Material Lease Agreement, dated as of November 5, 1998, between TMI-1 Fuel Corp. and Met-Ed - incorporated by reference to Exhibit 10-W, to Met-Ed's Annual Report on Form 10-K for the year 1998, File No. 1-446.

C-155 Letter Agreement, dated as of November 5, 1998, from Met-Ed relating to Met-Ed TMI-1 Nuclear Material Lease Agreement - incorporated by reference to Exhibit 10-X, to Met-Ed's Annual Report on Form 10-K for the year 1998, File No. 1-446.

C-156 Second Amended and Restated Trust Agreement, dated as of November 5, 1998, between United States Trust Company of New York, as Owner Trustee, Lord Fuel Corp., as Trustor and Beneficiary, and Met-Ed and its affiliates - incorporated by reference to Exhibit 10-V, to Met-Ed's Annual Report on Form 10-K for the year 1998, File No. 1-446.

C-157 Purchase and Sale Agreement by and between Met-Ed, as seller, and Sithe Energies, Inc., as buyer, dated as of October 29, 1998 - incorporated by reference to Exhibit 10-NN, to Met-Ed's Annual Report on Form 10-K for the year 1998, File No. 1-446.

C-158 TMI Unit 1 Nuclear Generating Facility Asset Purchase Agreement by and among Met-Ed and affiliates as sellers, and Amergen Energy Company, LLC, as buyer dated as of October 15, 1998 - incorporated by reference to Exhibit 10-QQ to Met-Ed's Annual Report on Form 10-K for the year 1998, File No. 1-446.

C-159 Purchase and Sale Agreement by and among JCP&L, Met-Ed as sellers, GPU, Inc, and Sithe Energies, Inc., as buyer, dated as of October 29, 1998 - incorporated by reference to Exhibit 10-MM, to Met-Ed's Annual Report on Form 10-K for the year 1998, File No. 1-446.

Exhibits
--------

         Penelec
         -------

         Instruments Defining the Rights of Security Holders, Including
         --------------------------------------------------------------
         Indentures
         ----------

C-160 Mortgage and Deed of Trust, dated as of January 1, 1942, with United States Trust Company of New York, Successor Trustee, - incorporated by reference to Penelec's Instruments of Indebtedness No. 1 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-161 Supplemental Indenture, dated as of March 7, 1942 - incorporated by reference to Penelec's Instruments of Indebtedness No. 2 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-162 Supplemental Indenture, dated as of April 28, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 3 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-163 Supplemental Indenture, dated as of August 20, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 4 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-164 Supplemental Indenture, dated as of August 30, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 5 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-165 Supplemental Indenture, dated as of August 31, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 6 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-166 Supplemental Indenture, dated as of April 26, 1944 - incorporated by reference to Penelec's Instruments of Indebtedness No. 7 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-167 Supplemental Indenture, dated as of April 19, 1945 - incorporated by reference to Penelec's Instruments of Indebtedness No. 8 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-168 Supplemental Indenture, dated as of October 25, 1945 - incorporated by reference to Penelec's Instruments of Indebtedness No. 9 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

         Penelec
         -------

C-169 Supplemental Indenture, dated as of June 1, 1946 - incorporated by reference to Penelec's Instruments of Indebtedness No. 10 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-170 Supplemental Indenture, dated as of November 1, 1949 - incorporated by reference to Penelec's Instruments of Indebtedness No. 11 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-171 Supplemental Indenture, dated as of October 1, 1951 - incorporated by reference to Penelec's Instruments of Indebtedness No. 12 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-172 Supplemental Indenture, dated as of August 1, 1952 - incorporated by reference to Penelec's Instruments of Indebtedness No. 13 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-173 Supplemental Indenture, dated as of June 1, 1953 - incorporated by reference to Penelec's Instruments of Indebtedness No. 14 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-174 Supplemental Indenture, dated as of March 1, 1954 - incorporated by reference to Penelec's Instruments of Indebtedness No. 15 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-175 Supplemental Indenture, dated as of April 30, 1956 - incorporated by reference to Penelec's Instruments of Indebtedness No. 16 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-176 Supplemental Indenture, dated as of May 1, 1956 - incorporated by reference to Penelec's Instruments of Indebtedness No. 17 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-177 Supplemental Indenture, dated as of March 1, 1958 - incorporated by reference to Penelec's Instruments of Indebtedness No. 18 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-178 Supplemental Indenture, dated as of August 1, 1959 - incorporated by reference to Penelec's Instruments of Indebtedness No. 19 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits
--------

         Penelec
         -------

C-179 Supplemental Indenture, dated as of May 1, 1960 - incorporated by reference to Penelec's Instruments of Indebtedness No. 20 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-180 Supplemental Indenture, dated as of May 1, 1961 - incorporated by reference to Exhibit 2-D(1), Registration No. 2-61502.

C-181 Supplemental Indenture, dated as of October 1, 1964 - incorporated by reference to Exhibit 2-D(2), Registration No. 2-61502.

C-182 Supplemental Indenture, dated as of November 1, 1966 - incorporated by reference to Exhibit 2-D(3), Registration No. 2-61502.

C-183 Supplemental Indenture, dated as of June 1, 1967 - incorporated by reference to Exhibit 2-D(4), Registration No. 2-61502.

C-184 Supplemental Indenture, dated as of August 1, 1968 - incorporated by reference to Exhibit 2-D(5), Registration No. 2-61502.

C-185 Supplemental Indenture, dated as of May 1, 1969 - incorporated by reference to Exhibit 2-D(6), Registration No. 2-61502.

C-186 Supplemental Indenture, dated as of April 1, 1970 - incorporated by reference to Exhibit 2-D(7), Registration No. 2-61502.

C-187 Supplemental Indenture, dated as of December 1, 1971 - incorporated by reference to Exhibit 2-D(8), Registration No. 2-61502.

C-188 Supplemental Indenture, dated as of July 1, 1973 - incorporated by reference to Exhibit 2-D(9), Registration No. 2-61502.

C-189 Supplemental Indenture, dated as of June 1, 1974 - incorporated by reference to Exhibit 2-D(10), Registration No. 2-61502.

C-190 Supplemental Indenture, dated as of December 1, 1974 - incorporated by reference to Exhibit 2-D(11), Registration No. 2-61502.

C-191 Supplemental Indenture, dated as of August 1, 1975 - incorporated by reference to Exhibit 2-D(12), Registration No. 2-61502.

C-192 Supplemental Indenture, dated as of December 1, 1975 - incorporated by reference to Exhibit 2-D(13), Registration No. 2-61502.

C-193 Supplemental Indenture, dated as of April 1, 1976 - incorporated by reference to Exhibit 2-D(14), Registration No. 2-61502.

C-194 Supplemental Indenture, dated as of June 1, 1976 - incorporated by reference to Exhibit 2-D(15), Registration No. 2-61502.

Exhibits
--------

         Penelec
         -------

C-195 Supplemental Indenture, dated as of July 1, 1976 - incorporated by reference to Exhibit 2-D(16), Registration No. 2-61502.

C-196 Supplemental Indenture, dated as of November 1, 1976 - incorporated by reference to Exhibit 2-D(17), Registration No. 2-61502.

C-197 Supplemental Indenture, dated as of November 30, 1977 - incorporated by reference to Exhibit 2-D(18), Registration No. 2-61502.

C-198 Supplemental Indenture, dated as of December 1, 1977 - incorporated by reference to Exhibit 2-D(19), Registration No. 2-61502.

C-199 Supplemental Indenture, dated as of June 1, 1978 - incorporated by reference to Exhibit 4-A(2), Registration No. 33-49669.

C-200 Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit 4-A(3), Registration No. 33-49669.

C-201 Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(4), Registration No. 33-49669.

C-202 Supplemental Indenture, dated as of December 1, 1985 - incorporated by reference to Exhibit 4-A(5), Registration No. 33-49669.

C-203 Supplemental Indenture, dated as of December 1, 1986, - incorporated by reference to Exhibit 4-A(6), Registration No. 33-49669.

C-204 Supplemental Indenture, dated as of May 1, 1989 - incorporated by reference to Exhibit 4-A(7), Registration No. 33-49669.

C-205 Supplemental Indenture, dated as of December 1, 1990 - incorporated by reference to Exhibit 4-A(8), Registration No. 33-45312.

C-206 Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A(9), Registration No. 33-45312.

C-207 Supplemental Indenture, dated as of June 1, 1993 - incorporated by reference to Exhibit C-73 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-208 Supplemental Indenture, dated as of November 1, 1995 - incorporated by reference to Exhibit 4-C-11 to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-209 Supplemental Indenture of Penelec dated August 15, 1996 - incorporated by reference to Exhibit 4-C-12 to GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-210 Subordinated Debenture Indenture, dated as of July 1, 1994 - incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, File No. 70-8403.

Exhibits
--------

         Other
         -----

C-211 Incentive Compensation Plan for Elected Officers of Penelec dated February 6, 1997 - incorporated by reference to Exhibit C-191 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-212 Employee Incentive Compensation Plan of Penelec, dated as of April 1, 1995 - incorporated by reference to Exhibit 10-F to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-213 Penelec Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-M to Penelec's Annual Report on Form 10-K for the year 1996, File No. 1-3522.

C-214 Second Amended and Restated Nuclear Material Lease Agreement, dated as of November 5, 1998, between TMI-1 Fuel Corp. and Penelec - incorporated by reference to Exhibit 10-Y, to Penelec's Annual Report on Form 10-K for the year 1998, File No. 1-3522.

C-215 Letter Agreement, dated as of November 5, 1998, from Penelec relating to Penelec Nuclear Material Lease Agreement - incorporated by reference to Exhibit 10-Z, to Penelec's Annual Report on Form 10-K for the year 1998, File No. 1-3522.

C-216 Second Amended and Restated Trust Agreement, dated as of November 5, 1998, between United States Trust Company of New York, as Owner Trustee, Lord Fuel Corp., as Trustor and Beneficiary, and Penelec and its affiliates - incorporated by reference to Exhibit 10-V, to Penelec's Annual Report on Form 10-K for the year 1998, File No. 1-3522.

C-217 Homer City Electric Generating Station Asset Purchase Agreement by and among Penelec, NGE Generation, Inc., and New York State Electric & Gas Corporation, as sellers, and Mission Energy Westside, Inc., as buyer, dated as of August 1, 1998 - incorporated by reference to Exhibit 10-KK, to Penelec's Annual Report on Form 10-K for the year 1998, File No. 1-3522.

C-218 Purchase and Sale Agreement by and between Penelec, as seller, and Sithe Energies, Inc., as buyer, dated as of October 29, 1998 - incorporated by reference to Exhibit 10-OO, to Penelec's Annual Report on Form 10-K for the year 1998, File No. 1-3522.

C-219 TMI Unit 1 Nuclear Generating Facility Asset Purchase Agreement by and among Penelec and affiliates as sellers, and Amergen Energy Company, LLC, as buyer dated as of October 15, 1998 - incorporated by reference to Exhibit 10-QQ to Penelec's Annual Report on Form 10-K for the year 1998, File No. 1-3522.

Exhibits
--------

         GPU International Group
         -----------------------

C-220 Annual Performance Award (APA) Plan of GPU International, Inc. as amended and restated effective February 6, 1997 - incorporated by reference to Exhibit C-197 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-26.

         Other Exhibits
         --------------

D-1 Tax Allocation Agreement as amended through March 31, 1996 - incorporated by reference to Exhibit D-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

         Tax Allocation Agreement - Amendments thereto through December 31,
1998.

E-1 Venture Disclosures - Licensing of Computer Programs to Nonassociated Companies.

E-2 Venture Disclosures - Fiber Optic System Lease Agreements with Nonassociated Companies.

E-3      Venture Disclosures - Services to Non-Affiliated Utilities.

E-4      GPU International, Inc. Annual Report to the SEC on Form U-13-60 for
         1998.

E-5 GPU Nuclear, Inc. - Policy for the Purchase of Computers for the Nuclear Science Degree Program incorporated by reference to Exhibit E-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

E-6 GPU System Accounting Policy regarding Company Credit Card Agreements, dated April 20, 1993 incorporated by reference to Exhibit E-3 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

Schedules Supporting Items of This Report
-----------------------------------------

F-1 Item 6. Part III - Compensation and other related information for the Officers and Directors of GPU, JCP&L, Met-Ed and Penelec.

F-2 Consolidating Financial Statements of Jersey Central Power & Light Company for 1998.

         Consolidating Financial Statements of Metropolitan Edison Company for 1998.

         Consolidating Financial Statements of Pennsylvania Electric Company for 1998.

Exhibits
--------

Schedules Supporting Items of This Report
-----------------------------------------

G-1      Financial Data Schedule (for EDGAR filing only).

         GPU, Inc. and Subsidiary Companies

         Jersey Central Power & Light Company and Subsidiary Company

         Metropolitan Edison Company and Subsidiary Companies

         Pennsylvania Electric Company and Subsidiary Companies

H-1 Organizational chart showing the relationship of GPU International, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

         Organizational chart showing the relationship of GPU Power, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

         Organizational chart showing the relationship of GPU Capital, Inc. to each foreign utility company (FUCO) in which it holds an interest.

I-1 Consolidating Financial Statements of GPU International, Inc. for 1998 - filed pursuant to request for confidential treatment.

         Consolidating Financial Statements of GPU Power, Inc. for 1998 - filed pursuant to request for confidential treatment.

         Consolidating Financial Statements of GPU Capital, Inc. for 1998 -filed pursuant to request for confidential treatment.

         Financial Statements of EI Services Canada, Ltd. for 1998 - filed pursuant to request for confidential treatment.

         Financial Statements of Selkirk Cogeneration Partners Limited Partnership for 1998 - incorporated by reference to Selkirk Cogeneration Partners Limited Partnership Annual Report on Form 10-K for the year 1998, File No. 33-83618-01.

         Financial Statements of Termobarranquilla S.A. for 1998 - filed pursuant to request for confidential treatment.

         Financial Statements of Los Amigos Leasing Company, Ltd. for 1998 - filed pursuant to request for confidential treatment.

         Consolidating Financial Statements of EI UK Holdings, Inc. for 1998 - filed pursuant to request for confidential treatment.

         Schedule XIV - Notes to Financial Statements and Schedule of Account 923 - Outside Services Employed of GPU International, Inc.'s Annual Report to the SEC on Form U-13-60 for 1998 - filed pursuant to request for confidential treatment.

                                   SIGNATURE


  The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.


                         GPU, INC.


April 30, 1999
                         By /s/ P. E. Maricondo
                            ------------------------------------------
                            P. E. Maricondo, Vice President,
                            Comptroller and Chief Accounting Officer